UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MONSANTO COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 5, 2007

Dear Shareowner:

You are cordially invited to attend our annual meeting of shareowners on January 16, 2008. We will hold the meeting at 1:30 p.m. Central Standard Time in K Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri. A map with directions to our Creve Coeur Campus can be found near the back of the proxy statement following this letter.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to our activities and operating performance is contained in our 2007 Annual Report to Shareowners, which is also enclosed.

If you hold your shares directly in your name as a shareowner of record, an admission ticket is attached to your proxy card. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Shareowners must also present a form of personal identification in order to be admitted to the meeting.

Whether or not you plan to attend the annual meeting of shareowners, we encourage you to vote your shares. You may vote:

  via Internet;
  by telephone;
  by mail; or
  in person at the meeting.

Please note that if you have elected to receive shareowner communications and submit voting instructions via the Internet, you will not receive a proxy card.

We will make available an alphabetical list of shareowners entitled to vote at the meeting, for examination by any shareowner during ordinary business hours, at our Shareowner Services Department, located in E Building at the Creve Coeur Campus, from January 4, 2008 until the meeting.

On behalf of the entire board, we look forward to seeing you at the meeting.

Sincerely,

Hugh Grant Chairman of the Board of Directors, President and Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF SHAREOWNERS
JANUARY 16, 2008

The annual meeting of shareowners of Monsanto Company will be held in K Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri, on Wednesday, January 16, 2008, at 1:30 p.m. Central Standard Time for the following purposes:

1.	To elect three directors to serve until our 2011 annual meeting;

2.	To ratify the appointment of Deloitte & Touche LLP as principal independent registered public accounting firm for the 2008 fiscal year;

3.	To vote on a shareowner proposal requesting a policy of separating the roles of Chairman and Chief Executive Officer;

4.	To vote on a shareowner proposal to amend our Bylaws to prohibit director indemnification for matters relating to the natural environment, public health or human rights; and

5.	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors,
MONSANTO COMPANY

DAVID F. SNIVELY Secretary St. Louis, Missouri December 5, 2007

IMPORTANT NOTICE
Please Vote Your Shares Promptly

Questions and Answers

Q. When and where is the annual meeting?

We will hold the annual meeting of shareowners on Wednesday, January 16, 2008, at 1:30 p.m. Central Standard Time in K Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. A map with directions to the meeting can be found near the back of the proxy statement.

Q. Who is entitled to vote at the meeting?

You are entitled to vote at the meeting if you owned shares as of the close of business on November 19, 2007, the record date for the meeting.

Q. What am I being asked to vote on at the meeting?

We are asking our shareowners to elect directors, to ratify the appointment of our independent registered public accounting firm, and to vote on two shareowner proposals.

Q. What level of shareowner vote is needed to approve the proposals?

Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. A majority of the shares present at the meeting in person or by proxy is required for approval of each item, except the election of directors which is discussed in the next question.

Q. What level of shareowner vote is needed to elect directors?

Because this director election is not a contested election, each director will be elected by the vote of the majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any broker non-votes. There is no cumulative voting with respect to the election of directors.

Q. Can I vote by telephone or over the Internet?

Most shareowners have a choice of voting in one of four ways:

  via Internet;
  telephone;
  mail; or
  in person at the meeting.

Please read the instructions attached to the proxy card or the information sent by your broker or bank.

Q. What do I do if my shares are held in “street name” at a bank or brokerage firm?

If your shares are held in street name by a bank or brokerage firm as your nominee, your bank or broker will send you a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or brokerage firm.

Q. What happens if I return my signed proxy card but forget to indicate how I want my shares voted?

If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors, “FOR” the ratification of our independent registered public accounting firm, and “AGAINST” each of the shareowner proposals.

Q. What happens if I do not instruct my broker how to vote or if I mark “abstain” on the proxy?

Under our bylaws, if you mark your proxy “abstain,” your vote will have no effect on the election of directors and will have the same effect as a vote against the other proposals. If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on the election of our directors and ratification of the appointment of our independent registered public accounting firm. Broker non-votes have no effect on the election of directors and have the same effect as votes cast against a particular proposal.

Q. Can I change my voting instructions before the meeting?

Except with respect to voting instructions for shares held in our Savings and Investment Plan, you can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), by delivering a written revocation of your proxy to the Secretary of Monsanto, or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Voting instructions with respect to shares held in our Savings and Investment Plan cannot be revoked or changed after 5 p.m. Eastern Standard Time on January 11, 2008.

Q. What do I need to do if I plan to attend the meeting in person?

If you plan to attend the annual meeting and you hold your shares directly in your name, please vote your proxy but keep the admission ticket attached to your proxy card and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. In addition, if your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting. Shareowners must also present a form of personal identification in order to be admitted to the meeting.

Q. Is the proxy statement available on the Internet?

Yes. In addition to receiving paper copies of the proxy statement and annual report in the mail, you can view these documents on the Internet by accessing our website at http://www.monsanto.com and clicking on the “Corporate Responsibility” tab, then clicking on the “Corporate Governance” tab, and then clicking on the “SEC Filings” tab. Information on our website does not constitute part of this proxy statement. You can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies by mail by following the instructions on the enclosed proxy card.

Q. Where can I get additional copies of the proxy materials?

To get additional copies of proxy materials, please feel free to call (800) 638-7999.

Q. How can I get assistance in voting my shares?

To get help in voting your shares, please contact Morrow & Co., LLC at (800) 607-0088.

PROXY STATEMENT

General Information

Our board of directors is soliciting proxies from our shareowners in connection with our annual meeting of shareowners to be held on Wednesday, January 16, 2008, and at any and all adjournments thereof. The meeting will be held at 1:30 p.m. Central Standard Time in K Building at our Creve Coeur Campus, 800 N. Lindbergh Boulevard, St. Louis County, Missouri.

If you plan to attend the meeting in person and you hold your shares directly in your name as a shareowner of record, an admission ticket is attached to your proxy card. Please vote your proxy but keep the admission ticket and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. In addition, if your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting. Shareowners must also present a form of personal identification in order to be admitted to the meeting.

We first began delivering to all shareowners of record this proxy statement, the accompanying form of proxy and our 2007 Annual Report to Shareowners on December 5, 2007.

     Information Regarding Our Formation

Prior to September 1, 1997, a corporation that was then known as Monsanto Company (“Former Monsanto” or “old Monsanto”) operated an agricultural products business (the “Ag Business”), pharmaceuticals and nutrition business (the “Pharmaceuticals Business”) and a chemical products business (the “Chemicals Business”). Former Monsanto is today known as Pharmacia Corporation (“Pharmacia”). Pharmacia is now a wholly-owned subsidiary of Pfizer, Inc., which together with its subsidiaries operates the Pharmaceuticals Business. Our business consists of the operations, assets and liabilities that were previously the Ag Business. Solutia Inc. (“Solutia”) consists of the operations, assets and liabilities that were previously the Chemicals Business. The table provided in Appendix A sets forth a chronology of events that resulted in the formation of Monsanto, Pharmacia and Solutia as three separate and distinct corporations.

     Information Regarding Our Fiscal Year

Unless otherwise noted, the information in this proxy statement covers our last fiscal year which ran from September 1, 2006 through August 31, 2007. We refer to that year in this proxy statement as our “2007 fiscal year.”

     Information Regarding Our Stock Split

On July 28, 2006, we effected a two-for-one split of our common stock in the form of a stock dividend. Unless otherwise noted, references in this proxy statement to numbers or prices of shares of our common stock or equity-based awards have been adjusted as appropriate to reflect the stock split.

Shareowners Entitled to Vote

You are entitled to vote (in person or by proxy) at the annual meeting if you were a shareowner of record at the close of business on November 19, 2007. On November 19, 2007, 546,811,233 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. There is no cumulative voting with respect to the election of directors. Shareowners of record are entitled to one vote per share on all matters.

Proxies and Voting Procedures

     In General

Most shareowners have a choice of voting by:

  completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided;
  by using a toll-free telephone number;
  by voting over the Internet; or
  in person at the meeting.

The telephone and Internet voting facilities for the shareowners of record, other than those held in our Savings and Investment Plan, will close at 11:59 p.m. Eastern Standard Time on January 15, 2008. The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you hold your shares in street name through a bank or broker, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

Except with respect to voting instructions for shares held in our Savings and Investment Plan (see below), you can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), by delivering a written revocation of your proxy to our Secretary or by voting at the meeting. The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the meeting.

Your properly completed proxy/voting instruction card will appoint Hugh Grant and David F. Snively as proxy holders or your representatives, or Northern as trustee of our Savings and Investment Plan, as the case may be, to vote your shares in the manner directed therein by you. Mr. Grant is our chairman of the board, president and chief executive officer. Mr. Snively is our senior vice president, secretary and general counsel. Your proxy permits you to direct the proxy holders or to instruct Northern, as the trustee of our Savings and Investment Plan, as the case may be, to:

  vote “for,” “against,” or “abstain” from the nominees for director;
  vote “for,” “against,” or “abstain” from the ratification of the appointment of Deloitte & Touche LLP as our principal independent registered public accounting firm for the 2008 fiscal year; and
  vote “for,” “against,” or “abstain” from each of the shareowner proposals.

All of your shares entitled to vote and represented by properly completed proxy/voting instruction cards received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted “FOR” the nominees for director, “FOR” the ratification of the appointment of Deloitte & Touche LLP, and “AGAINST” each of the shareowner proposals.

As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. As to any other matters presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

     For Participants of Our Savings and Investment Plan

If you participate in a Monsanto Stock Fund under our Savings and Investment Plan and had shares of our common stock credited to your account on the record date of November 19, 2007, you will receive a single proxy/voting instruction card with respect to all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate proxy/voting instruction card with respect to the shares credited to your Savings and Investment Plan account.

Shares of common stock in our Savings and Investment Plan will be voted by The Northern Trust Company (“Northern”) as trustee of the plan. Plan participants in a Monsanto Stock Fund should indicate their voting instructions to Northern for each action to be taken under proxy by completing and returning the proxy/voting instruction card, by using the toll-free telephone number, or by indicating their instructions over the Internet.

Voting instructions regarding plan shares must be received by 5:00 p.m. Eastern Standard Time on January 11, 2008, and all telephone and Internet voting facilities with respect to plan shares will close at that time. You can revoke your voting instructions with respect to shares held in our Savings and Investment Plan at any time prior to 5:00 p.m. Eastern Standard Time on January 11, 2008 by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Northern.

All voting instructions from plan participants will be kept confidential. If a participant fails to sign or to timely return the proxy/voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in accordance with the pro rata vote of the participants who did provide instructions.

     Quorum and Required Vote

No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting.

Under our bylaws, the affirmative vote of a majority of the shares present at the meeting in person or by proxy is required for approval of each item, except the election of directors which is discussed in the next two paragraphs. For this purpose, abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) have the same effect as votes cast against a particular proposal.

Because this director election is not a contested election, each director will be elected by the vote of the majority of the votes cast. A “contested election” means an election in which the number of candidates exceeds the number of directors to be elected. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any broker non-votes. There is no cumulative voting with respect to the election of directors.

Under Delaware law, if a director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by our bylaws, each director-nominee has submitted an irrevocable contingent letter of resignation that becomes effective if he or she is not elected by a majority of the votes cast by shareowners and our board of directors accepts the resignation. If a director-nominee is not elected by a majority of the votes cast, our nominating and corporate governance committee will consider the director’s resignation and recommend to our board of directors whether to accept or reject the resignation. Our board of directors will decide whether to accept or reject the resignation and publicly disclose its decision and the rationale behind the decision within 90 days after the election results are certified.

Corporate Governance

Monsanto Company is committed to the values of corporate governance. Our board believes that good governance is conducive to long-term performance. Our board reevaluates our policies on an ongoing basis to ensure they meet the company’s needs. For example, in 2006, the Board amended the bylaws and board charter to address the role of Presiding Director, and in 2007, the Board amended the bylaws to adopt majority voting in uncontested elections of directors.

Our corporate website includes key information about our corporate governance, including our:

  certificate of incorporation;
  bylaws;
  board charter and corporate governance guidelines;
  board committee charters;
  code of business conduct;
  code of ethics for our chief executive officer and senior financial officers; and
  Monsanto Pledge.

Each of these documents, except our code of business conduct and Monsanto Pledge, can be found on our corporate governance page at http://www.monsanto.com by clicking on the “Corporate Responsibility” tab, then clicking on the “Corporate Governance” tab. Our code of business conduct can be found by clicking on the “Corporate Responsibility” tab, then clicking on the “Business Conduct” tab. The Monsanto Pledge can be found by clicking on the “Corporate Responsibility” tab, then clicking on the “Our Pledge” tab. Copies of these documents can be obtained by any shareowner upon request by contacting the Office of the General Counsel, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167.

Our policies and practices reflect corporate governance initiatives that comply with the listing requirements of the NYSE and other corporate governance requirements, including:

  our board of directors has adopted clear corporate governance policies;
  the charters of the board committees clearly establish their respective roles and responsibilities;
  the role of the Presiding Director, which we describe more fully below;
  we have adopted categorical independence standards for determining director independence, which are attached as Appendix B to this proxy statement;
  all members of the audit and finance committee, the people and compensation committee, and the nominating and corporate governance committee are independent, and our audit and finance committee members satisfy SEC audit committee independence requirements;
  the non-management members of our board of directors meet regularly without the presence of management;
  we have a clear code of business conduct and corporate governance applicable to our directors and employees that is monitored by our ethics office and is annually affirmed by our employees;
  we have adopted a code of ethics that applies to our chief executive officer and the senior leadership of our finance department, including our chief financial officer and our controller;
  our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports regularly to our audit and finance committee;
  we have established a Global Business Conduct Office with working groups and facilitators in all parts of the world. Our code of business conduct has been translated into more than 20 languages and distributed to our employees;
  we have a guidance line and website operated by an independent service provider that is available worldwide for the receipt of complaints regarding accounting, internal controls and auditing matters, and have in place procedures for the anonymous submission of employee concerns regarding questionable accounting or auditing matters; and
  we have in place the following methods under which an employee may submit a complaint or question: private post office box; internal toll-free telephone number; and special e-mail mailbox dedicated to business conduct matters.

Our board charter requires that no more than two board members may be non-independent under the independence criteria set by the NYSE. Under the NYSE listing standards, for a director to be considered independent, the board must affirmatively determine that the director has no direct or indirect material relationship with Monsanto. The board has established categorical independence standards that conform to the NYSE’s independence criteria. The categorical standards are attached as Appendix B.

In determining director independence, the board considered the categorical independence standards and relevant facts and circumstances, including any direct or indirect transactions, relationships and arrangements between a director and Monsanto. Our board considered the following, each of which are within the NYSE’s and our categorical independence standards. Our board determined that the directors did not have a material interest in the transactions and that they would not impair each such director’s independent judgment.

  Mrs. King is a director of Marsh and McLennan Companies, Inc.; we purchased insurance brokerage and insurance database services from the firm in ordinary course business transactions.
  Mr. Parfet owns MPI Research, Inc. and serves as its chairman on the board and chief executive officer; Monsanto paid $3,675 in October 2006 for a previously outstanding invoice to Exygen Research, which was acquired in September 2006 by MPI Research, Inc.

Based upon these considerations, the board has determined that the following directors are independent: Frank V. AtLee III, John W. Bachmann, Arthur H. Harper, Gwendolyn S. King, C. Steven McMillan, William U. Parfet, George H. Poste, and Robert J. Stevens. Accordingly, eight of our nine directors are independent and each of the following committees are composed solely of independent directors:

  the audit and finance committee;
  the people and compensation committee;
  the nominating and corporate governance committee;
  the public policy and corporate responsibility committee; and
  the science and technology committee.

     Certain Relationships and Related Person Transactions

The Board has adopted a written policy regarding the review, approval or ratification of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, 5% or more beneficial owners of our common stock, and immediate family members of such persons. Under the written policy, our nominating and corporate governance committee is responsible for reviewing, approving or ratifying any related party transactions. It will approve a transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of Monsanto Company and its shareowners.

An affiliate of FMR Corp., Fidelity Investments Institutional Services Company, Inc. (“Fidelity”), provides services in connection with the maintenance, operation and administration of various employee benefit plans sponsored by us and certain of our subsidiaries, including certain pension plans, 401(k) plans and health and welfare benefit plans. In exchange for its services, Fidelity received fees totaling approximately $6 million in our 2007 fiscal year. In addition, Fidelity Management Trust Company, an affiliate of FMR Corp., is the investment manager for certain mutual funds in the 401(k) plans of certain of our subsidiaries. Fidelity Management Trust Company is compensated for its investment management services by the mutual funds through customary investment management fees paid by the plan’s participants investing in the funds. The expense ratio paid by plan participants for each of the mutual funds are at or below the median expense ratio for the investment strategy pursued by the fund. The service fee and investment management fee rates for our 2008 fiscal year are expected to be the same or similar to the rates in our 2007 fiscal year.

The sister-in-law of Robert A. Paley, our Vice President and Treasurer, is a principal in Fox, Inc., an architectural firm that provided architectural and engineering design services to us in connection with several projects on our Creve Coeur Campus, including the construction of a new data center, renovations to several buildings, and general campus amenities and regulatory compliance projects. Approximate aggregate cost for these services is $5.4 million, including $1.4 million for our 2007 fiscal year, which includes amounts payable by Fox to subcontractors.

     Presiding Director

Our bylaws establish the role of an independent presiding director who is elected by the independent directors. Mr. Stevens currently serves as the presiding director. As presiding director, Mr. Stevens:

  presides at all meetings of the board at which the chairman is not present;
  presides at executive sessions of the independent directors;
  has the authority to call meetings of the board or meetings of the independent directors;
  approves information sent to the board, meeting agendas for the board and meeting schedules to assure that there is sufficient time for discussion of all agenda items;
  serves as the liaison between the chairman and the independent directors;

  is a member of the board’s executive committee;
  is available to consult with the chairman and chief executive officer about the concerns of the board; and
  is available to consult with any of our senior executives as to any concerns that executives might have.

Shareowners and other interested persons may contact Mr. Stevens directly by mail at the Office of the Presiding Director, Monsanto Company, 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167.

Shareowner Communication with our Board of Directors

Our board of directors has adopted a policy that provides a process for shareowners to send communications to the board. Shareowners may contact our board of directors through our website at http://www.monsanto.com or they may send correspondence to our board of directors at 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167, c/o David F. Snively, our secretary and general counsel.

Information Regarding Board of Directors and Committees

     Composition of Board of Directors

Under our amended and restated certificate of incorporation, generally the number of our directors is fixed, and may be increased or decreased from time to time by resolution of our board of directors. Currently, the board has fixed the number of directors at nine members. Our board of directors is divided into three classes, with terms expiring at successive annual meetings. In the case of an appointment of a director or if there is a change in the number of directors, the number of directors in each class shall be apportioned as nearly equally as possible. The board has nominated three directors to be elected at the 2008 annual meeting to serve for a three-year term ending with the annual meeting to be held in 2011, until a successor is elected and has qualified, or until his earlier death, resignation or removal. Each nominee is currently a director of our company.

The ages, principal occupations, directorships held and any other information with respect to our nominees and directors, and the classes into which they have been divided, are shown below as of December 1, 2007 except as otherwise noted.

     Nominees for Directors Whose Terms Would Expire at the 2011 Annual Meeting

John W. Bachmann	Principal Occupation: Senior Partner, Edward Jones First Became Director: May 2004 Age: 69
Senior Partner of Edward Jones, a major financial firm, since 2004; Managing Partner, Edward Jones, 1980-2004. Director: AMR Corporation.

William U. Parfet	Principal Occupation: Chairman and Chief Executive Officer, MPI Research, Inc. First Became Director: June 2000 Age: 61

Chairman and Chief Executive Officer of MPI Research, Inc., a pre-clinical toxicology research laboratory, since 1999; Co-Chairman of MPI Research, LLC, 1995-1999. Director: Stryker Corporation and Taubman Centers, Inc.

George H. Poste, Ph.D D.V.M.	Principal Occupation: Chief Executive, Health Technology Networks and Director, Arizona Biodesign Institute First Became Director: February 2003 Age: 63

Chief Executive of Health Technology Networks, a consulting group specializing in the application of genomics technologies and computing in healthcare, since 1999; Director of the Arizona Biodesign Institute, a combination of research groups at Arizona State University, since May 2003; Chief Science and Technology Officer and Director, SmithKline Beecham, 1992-1999. Director: Exelixis, Inc. and Orchid Cellmark, Inc.

     Directors Whose Terms Expire at the 2009 Annual Meeting

Hugh Grant	Principal Occupation: Chairman of the Board, President and Chief Executive Officer, Monsanto Company First Became Director: May 2003 Age: 49

Chairman of the Board of Monsanto Company since October 2003; President and Chief Executive Officer of Monsanto Company since May 2003; Executive Vice President and Chief Operating Officer, Monsanto Company, 2000-2003; Co-President, Agricultural Sector, old Monsanto Company, 1998-2000. Director: PPG Industries, Inc.

C. Steven McMillan	Principal Occupation: Retired Chairman and Chief Executive Officer, Sara Lee Corporation First Became Director: June 2000 Age: 61

Chairman of the Board of Sara Lee Corporation, a global consumer packaged goods company, October 2001–October 2005, Chief Executive Officer of Sara Lee Corporation, July 2000-February 2005; President of Sara Lee Corporation 2000-2004; President and Chief Operating Officer, Sara Lee Corporation, 1997-2000.

Robert J. Stevens	Principal Occupation: Chairman of the Board, President and Chief Executive Officer, Lockheed Martin Corporation First Became Director: August 2002 Age: 56

Chairman of the Board of Lockheed Martin Corporation, a high technology aerospace and defense company, since April 2005; President and Chief Executive Officer of Lockheed Martin Corporation since August 2004; President and Chief Operating Officer of Lockheed Martin Corporation, October 2000–August 2004; Chief Financial Officer of Lockheed Martin Corporation, 1999-2001; Vice President Strategic Development of Lockheed Martin Corporation, 1998-1999; President and Chief Operating Officer of the former Lockheed Martin Energy and Environmental Sector, 1998-1999. Director: Lockheed Martin Corporation.

     Directors Whose Terms Expire at the 2010 Annual Meeting

Frank V. AtLee III	Principal Occupation: Retired President, American Cyanamid Company First Became Director: June 2000 Age: 67

Chairman of the Board of Monsanto Company, 2000-2003; Interim president and chief executive officer, Monsanto Company, December 2002-May 2003; Chair, Advisory Committee, Arizona Biodesign Institute, Arizona State University, 2002-2004; President of American Cyanamid Company, a major pharmaceutical company, 1993-January 1995; Chairman of Cyanamid International, 1993-January 1995.

Arthur H. Harper	Principal Occupation: Managing Partner, GenNx360 Capital Partners First Became Director: October 2006 Age: 52

Managing Partner, GenNx360 Capital Partners, a private equity firm focused on business to business companies, since 2006; President and Chief Executive Officer, Equipment Services Division, General Electric Corporation, 2002-2005; Executive Vice President, GE Capital Services, General Electric Corporation, 2001-2002. Director: Gannett Co., Inc.

Gwendolyn S. King	Principal Occupation: President, Podium Prose, LLC First Became Director: February 2001 Age: 67

President, Podium Prose, a speaker’s bureau and speechwriting service founded in 2000; Founding Partner, The Directors’ Council, a corporate board search firm, October 2003-May 2005; Senior Vice President, Corporate and Public Affairs, PECO Energy Company (formerly Philadelphia Electric Company), a diversified utility company, 1992-1998; Commissioner, Social Security Administration, 1989-1992. Director: Lockheed Martin Corporation and Marsh & McLennan Companies, Inc.

Board Meetings and Committees

During our 2007 fiscal year, our board of directors met six times and each incumbent director attended all meetings. All incumbent directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during the period in which they held office during our 2007 fiscal year. The following table shows the attendance of each director at committee meetings.

Our board charter formally encourages directors to attend the annual meeting of shareowners. Last year all of the directors then in office attended the annual meeting of shareowners.

Our board of directors has the following six committees: (1) executive; (2) people and compensation; (3) audit and finance; (4) nominating and corporate governance; (5) public policy and corporate responsibility; and (6) science and technology. The written charter for each committee is available on our website at http://www. monsanto.com.

     Board Committee Membership

The following chart shows the membership and chairpersons of our board committees and committee meeting attendance.

	Chairperson
•	Member

				Nominating	Public Policy
		People &	Audit &	& Corporate	& Corporate	Science &
	Executive	Compensation	Finance	Governance	Responsibility	Technology
Number of Meetings
Held in the 2007 Fiscal Year	2	5	10	6	5	5
Frank V. AtLee III			•		•	•
Number of Meetings Attended			8[j]		1[j]	5
John W. Bachmann		•	•
Number of Meetings Attended		4	9
Hugh Grant	
Number of Meetings Attended	2
Arthur H. Harper					•	•
Number of Meetings Attended					4[k]	4[k]
Gwendolyn S. King		•		•	
Number of Meetings Attended		5		6	5
C. Steven McMillan			•	•
Number of Meetings Attended		5	10	6
William U. Parfet	•	•	
Number of Meetings Attended	2	5	9
George H. Poste					•	[l]
Number of Meetings Attended					5	5
Robert J. Stevens	•		•	
Number of Meetings Attended	2		10	6

[j]	Mr. AtLee served for a partial year on both the public policy and corporate responsibility committee and the audit and finance committee and attended all meetings of each committee while a member.

[k]	Mr. Harper served for a partial year on both the public policy and corporate responsibility committee and the science and technology committee and attended all meeting of each committee while a member.

[l]	Dr. Poste became chairperson of the science and technology committee in November 2007.

     Executive Committee

     Members: Messrs. Grant (Chair), Parfet and Stevens

Our executive committee has the powers of our board of directors in directing the management of our business and affairs in the intervals between meetings of our board of directors (except for certain matters otherwise delegated by our board of directors or which by statute, our amended and restated certificate of incorporation or our bylaws are reserved for our entire board of directors). Actions of the executive committee are reported at the next regular meeting of our board of directors. The executive committee met two times during the 2007 fiscal year and did not take any actions by written consent.

     People and Compensation Committee

     Members: Messrs. McMillan (Chair), Bachmann and Parfet, and Ms. King

Our people and compensation committee is responsible for:

  establishing and reviewing our compensation policy for senior management and ensuring that our senior management is compensated in a manner consistent with that compensation policy;
  establishing and reviewing our overall compensation policy for all our employees and employees of our subsidiaries, other than senior management;
  monitoring our management succession plan;
  reviewing and monitoring our performance as it affects our employees and overall compensation policies for employees other than senior management;
  reviewing our compensation program for non-employee directors and recommending appropriate changes to our board of directors;
  performing or delegating, reviewing and monitoring all of our settlor functions with respect to each employee pension or welfare benefit plan sponsored by us or any of our subsidiaries; and
  recommending to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

Pursuant to its charter, our people and compensation committee must be comprised of at least three members of our board of directors who, in the opinion of our board of directors, meet the independence requirements of the New York Stock Exchange (the “NYSE”), are “non-employee directors” pursuant to Rule 16b-3 of the Securities and Exchange Commission (the “SEC”) and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our board of directors has determined that all members of the people and compensation committee meet these requirements. The people and compensation committee met five times and took three actions by unanimous written consent during the 2007 fiscal year.

Our people and compensation committee has delegated certain authority, responsibility and duties to a committee of senior officers. We refer to this committee as our “internal people committee.” Our internal people committee has authority and responsibility to:

  administer and interpret our long-term incentive plans, except with respect to persons subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and officers subject to Internal Revenue Code Section 162(m) (we refer to these officers and employees collectively as “executive officers”), and grant stock options under these plans to persons other than executive officers, to the extent and on terms and conditions specifically authorized by the people and compensation committee;
  review, monitor, approve and administer our annual incentive and other compensation plans, compensation strategies and management succession plans for non-officer employees, as well as our general employment policies and strategies;
  perform settlor functions and make other decisions having a net annual cost of not more than $10,000,000 involving our employee pension and welfare benefit plans; and
  appoint the members, and monitor the performance, of the committee that serves as the fiduciary responsible for the management and administration of our employee pension and welfare benefit plans.

     Audit and Finance Committee

     Members: Messrs. Parfet (Chair), AtLee, Bachmann, McMillan and Stevens

The audit and finance committee assists our board of directors in fulfilling its responsibility to oversee:

  the integrity of our financial statements;
  the qualifications and independence of our independent registered public accounting firm;
  the performance of our independent registered public accounting firm and internal audit staff; and
  our compliance with legal and regulatory requirements.

As noted in the “Report of the Audit and Finance Committee” at page 58, our board of directors believes that all members of the audit and finance committee meet the independence and experience requirements of the listing standards of the NYSE. In addition, our board of directors has determined that each of the members of the audit and finance committee is an “audit committee financial expert” for purposes of the rules of the SEC. The audit and finance committee met 10 times during the 2007 fiscal year and did not take any actions by written consent.

For additional information regarding the audit and finance committee, please see “Ratification of Independent Registered Public Accounting Firm (Proxy Item No. 2)” at page 59 and “Report of the Audit and Finance Committee” at page 58.

     Nominating and Corporate Governance Committee

     Members: Messrs. Stevens (Chair) and McMillan and Ms. King

Our nominating and corporate governance committee provides oversight of the corporate governance affairs of our board and company. Our nominating and corporate governance committee also identifies and recommends individuals to our board of directors for nomination as members of the board and its committees, and leads our board of directors in its annual review of the board’s performance.

Our nominating and corporate governance committee will consider nominees recommended by shareowners for election to the board provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to our Secretary. When evaluating potential director candidates, the committee will take into consideration the qualifications set forth on Attachment B to our board of directors’ charter and corporate governance guidelines, which is attached as Appendix C hereto as well as the eligibility requirements of our bylaws described below under “Other Matters—Shareowner Proposals” on page 65. The committee will also consider whether potential director candidates will likely satisfy the applicable independence standards for the board, the audit and finance committee, the people and compensation committee and this committee, as set forth in Attachment A to the corporate governance guidelines, which is attached hereto as Appendix B. The committee seeks input from other board members and senior management to identify and evaluate nominees for director and may hire a search firm or other consultant to assist in the process. A third-party search firm was engaged to assist in identifying and evaluating potential candidates for our board of directors.

Pursuant to its charter, all members of the nominating and corporate governance committee must meet the independence requirements contained in the listing standards of the NYSE. We believe all members of the nominating and corporate governance committee meet the current listing standards of the NYSE pertaining to independence. The nominating and corporate governance committee met six times during the 2007 fiscal year and did not take any actions by written consent.

     Public Policy and Corporate Responsibility Committee

     Members: Ms. King (Chair), Dr. Poste and Mr. Harper

Our public policy and corporate responsibility committee reviews and monitors our performance as it affects communities, customers, other key stakeholders and the environment. This committee also reviews issues affecting company products in the marketplace, including issues of agricultural biotechnology, and identifies and investigates significant emerging issues. The public policy and corporate responsibility committee met five times during the 2007 fiscal year and did not take any actions by written consent.

     Science and Technology Committee

     Members: Dr. Poste (Chair) and Messrs. AtLee and Harper

Our science and technology committee reviews and monitors our science and technology initiatives in areas such as technological programs, research, agricultural biotechnology and information technology. Our science and technology committee also identifies and investigates significant emerging science and technology issues. The science and technology committee met five times during the 2007 fiscal year and did not take any actions by written consent.

     Restricted Stock Grant Committee

Our restricted stock grant committee was dissolved on April 18, 2007 and its authority to grant awards of restricted shares of our common stock to non-executive officers was consolidated into the responsibilities of our people and compensation committee. The restricted stock grant committee did not meet during the 2007 fiscal year, but took two actions by unanimous written consent.

Compensation of Directors

The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our board of directors and align our directors’ interests with the interests of our shareowners. Our people and compensation committee reviews the program at least annually to ensure that it continues to meet the objectives. Our non-employee directors are paid for their services to us pursuant to our Non-Employee Director Equity Incentive Compensation Plan (the “Directors’ Plan”).

To determine whether our director compensation program is competitive, our people and compensation committee considers general market information on program design, in addition to compensation data from the same comparator group of companies as it uses for determining compensation for members of our executive team, as described on pages 17-19. Our directors’ compensation is targeted to the median range of compensation for directors of companies in our comparator group, adjusted for our revenue size relative to that of our comparator group. At the request of the people and compensation committee, management engages Towers Perrin to provide the market trend and comparator group information. Based on this information and data, management recommends any program changes it considers appropriate to the people and compensation committee. That committee considers the recommendation, supporting data and information, in addition to information and input from its independent executive compensation consultant, Frederic W. Cook & Co., Inc. The people and compensation committee then recommends any change it considers appropriate to our full board of directors for its review and approval, and includes the relevant information and data for our board to use in its considerations.

In June 2006, the people and compensation committee reviewed the design of our director compensation program and the Directors’ Plan. The committee determined that the plan design was in line with market trends and determined not to recommend any changes to our board of directors. The committee also determined not to recommend any increase in the amount of our directors’ compensation for our 2007 fiscal year, even though at the time, the compensation was below the median range of director compensation for our comparator group.

Our directors’ aggregate annual retainer for our 2007 fiscal year was based on the following:

  $150,000 annual base retainer;
  $25,000 annual retainer for each of the chairs of the audit and finance committee, the people and compensation committee, and the nominating and corporate governance committee;
  $15,000 annual retainer for each of the chairs of the science and technology committee and the public policy and corporate responsibility committee;
  $10,000 annual retainer for each member of the audit and finance committee (other than the chair of that committee).

Half of the aggregate retainer for each director is payable in deferred common stock. The remainder is payable, at the election of each director, in the form of deferred common stock, restricted common stock, current cash and/or deferred cash. The Directors’ Plan does not provide for meeting fees. Mr. Grant is our sole employee director and does not receive compensation for his services as a director.

Deferred Common Stock. Deferred common stock means shares of our common stock that are delivered at a specified time in the future. Earned shares of deferred common stock are credited in the form of hypothetical shares to a stock unit account at the beginning of each plan year and vest in installments as of the last day of each calendar month during the plan year, but only if a director remains a member of our board of directors on that day. All hypothetical shares in each director’s account are credited with dividend equivalents, also in the form of hypothetical shares. No director has voting or investment power over any deferred shares until distributed in accordance with the terms of the Directors’ Plan, generally upon termination of service.

Restricted Stock. Restricted stock means shares of our common stock that vest in accordance with specified terms after they are granted. Dividends and other distributions are held in escrow to be delivered with the restricted stock as it vests. Any portions of a non-employee director’s aggregate annual retainer payable in the form of restricted stock vests in installments on the last day of each calendar month during a plan year, but only if the director remains a member of our board of directors on that day. Any restricted stock granted to a non-employee director entitles the director to all rights of a shareowner with respect to common stock for all such shares issued in his or her name, including the right to vote the shares and to receive dividends or other distributions paid or made with respect to any such shares.

Cash/Deferred Cash. Under the Directors’ Plan, any portion of a non-employee director’s aggregate annual retainer not paid in the form of deferred stock or restricted stock will be paid in cash, either monthly during the term or on a deferred basis, as elected by the director. Any deferred cash is credited to a cash account that accrues interest at the average Moody’s Baa Bond Index Rate, as in effect from time to time.

Prior to December 1, 2007, the Directors’ Plan also provided that a non-employee director would receive a grant of 3,000 shares of restricted stock upon his or her commencement of service as a member of our board of directors.

In June 2007, the people and compensation committee again considered the design of our director compensation program and determined that it continued to be in line with market trends, so that no changes were necessary. However, after reviewing data from our comparator group, the committee determined that the amount of our directors’ annual base retainer was below the median range of the group, adjusted for our relative revenue. The committee considered and recommended to our board of directors that it amend the Directors’ Plan, effective for our 2008 fiscal year, to increase the annual base retainer from $150,000 to $165,000. The recommended increase would position our program slightly above our comparator group’s median range of director pay, adjusted for our relative revenue. However, the committee anticipated that with the increase, another increase in the annual base retainer would not be necessary for the subsequent fiscal year. Also, no adjustment was recommended for the annual retainers for committee memberships or chairs since those retainer amounts continued to be in line with similar types of director retainers in our comparator group. The number of shares of restricted stock granted to a director upon commencing service on our board of directors would also remain unchanged. The board of directors approved the recommended increase in the annual base retainer, effective September 1, 2007. It also approved the people and compensation committee’s recommended changes to the Directors’ Plan so that the plan complies with the new deferred compensation rules under Code Section 409A. The board of directors subsequently amended the Directors’ Plan, effective December 1, 2007, to provide that the number of shares of restricted stock granted to a director upon commencement of service would be equal to the annual base retainer divided by the closing price of a share of our common stock on the commencement date.

In addition to the compensation described above, our non-employee directors are reimbursed for expenses incurred in connection with their attendance at board of directors, committee and shareowners meetings, including cost of travel, lodging, food and related expenses. Non-employee directors generally use commercial aircraft or their own transportation, but may on occasion travel on company aircraft for such meetings. Non-employee directors are also reimbursed for reasonable expenses associated with other business activities related to their service on our board of directors, such as participation in director education programs.

Directors may participate in a matching gift program under which we will match donations made to eligible educational, arts or cultural institutions. Gifts will be matched in any calendar year up to a maximum of $5,000. While our directors participate on the same basis as our employees, SEC rules require that the amount of a director’s participation in a charitable matching program be disclosed.

2007 Director Compensation Table

The following presents compensation to our non-employee directors for their services in our 2007 fiscal year.

	Fees Earned or	Stock		All Other
Name	Paid in Cash ($)	Awards($)‚		Compensation($)		Total($)
Frank V. AtLee III ƒ	$79,583	79,577		$5,251	„	$164,411
John W. Bachmann	80,007	102,717	…	—		182,724
Arthur H. Harper †	68,757	104,582	‡	5,000	ˆ	178,339
Gwendolyn S. King	82,500	82,483		—		164,983
Sharon R. Long, Ph.D. ‰	82,500	82,483		—		164,983
C. Steven McMillan	92,500	92,481		—		184,981
William U. Parfet	87,500	87,482		—		174,982
George H. Poste, D.V.M., Ph.D.	75,000	74,984		—		149,984
Robert J. Stevens	92,504	92,504		—		185,008



The amounts shown in this column represent the elective half of the aggregate annual retainer payable to each director under the Directors’ Plan. The elective half of the retainer is payable, at the election of each director, in the form of deferred common stock, restricted common stock, current cash or deferred cash. For our 2007 fiscal year, the following directors elected to receive deferred common stock: Mr. Bachmann, 1,696.5 shares and Mr. Stevens, 1,961.5 shares. Mr. Harper elected to receive restricted stock, 1,557 shares. Ms. King, Drs. Long and Poste, and Messrs. McMillan and Parfet elected to receive current cash and Mr. AtLee elected to receive deferred cash.

‚

The amounts shown in this column include the amount that we expensed during our 2007 fiscal year under FAS 123R for the non-elective half of the aggregate annual retainer that is payable in deferred common stock. Because the deferred shares were granted on the first day of the fiscal year and were fully vested at the end of the fiscal year, the amount expensed under FAS 123R equals the grant date fair value of the deferred shares under FAS 123R. The number of deferred shares granted to each director related to the non-elective half of the aggregate annual retainer is: Mr. AtLee, 1,694; Mr. Bachmann, 1,696.5; Mr. Harper, 1,557; Ms. King, 1,749; Dr. Long, 1,749; Mr. McMillan, 1,961; Mr. Parfet, 1,855; Dr. Poste, 1,590; and Mr. Stevens, 1,961.5. The aggregate number of shares of deferred stock credited to the account of each director as of August 31, 2007 was: Mr. AtLee, 56,155; Mr. Bachmann, 19,231; Mr. Harper, 1,567; Ms. King, 27,257; Dr. Long, 23,783; Mr. McMillan, 35,267; Mr. Parfet, 33,396; Dr. Poste, 18,842; and Mr. Stevens, 28,015. The aggregate number of shares of restricted stock held by directors as of August 31, 2007: Mr. Bachmann, 6,000; and Mr. Harper, 3,000.

The aggregate number of stock options held by directors as of August 31, 2007 was: Ms. King, 20,000; Dr. Long, 20,000; Mr. Parfet, 20,000; Dr. Poste, 20,000; and Mr. Stevens, 20,000.

ƒ	Mr. AtLee changed committee assignments in the 2007 fiscal year.

„

The amount shown in this column for Mr. AtLee represents the sum of a $4,100 contribution by the company pursuant to its charitable matching program described above and interest earned on deferred cash under the Directors’ Plan (which is set each month at the monthly Moody’s Baa Bond Index Rate) to the extent that it exceeds 120% of the applicable federal long-term rate.

…

The amount shown in this column for Mr. Bachmann includes $22,710 that we expensed during the 2007 fiscal year under FAS 123R related to 6,000 shares (split adjusted) of restricted stock granted upon his joining our board of directors on May 4, 2004.

†	Mr. Harper was elected to our board of directors on October 24, 2006.

‡

The amount shown in this column for Mr. Harper includes $35,825 that we expensed during the 2007 fiscal year under FAS 123R related to 3,000 shares of restricted stock granted upon his joining our board of directors on October 24, 2006.

ˆ	Represents a contribution by the company pursuant to its charitable matching program described above.

‰	Dr. Long resigned as a director effective October 31, 2007.

____________________________

Election of Directors (Proxy Item No. 1)

The shareowners are being asked to elect Messrs. Bachmann and Parfet and Dr. Poste to terms ending with the annual meeting to be held in 2011, until a successor is elected and qualified or until his earlier death, resignation or removal. The board nominated Messrs. Bachmann and Parfet and Dr. Poste for election at the 2008 meeting of shareowners upon the recommendation of the nominating and corporate governance committee. Each nominee is currently a director of our company. For more information regarding the nominees for director, see “Information Regarding Board of Directors and Committees” beginning on page 6.

The board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
ALL OF THE NOMINEES FOR DIRECTOR.

___________________________

Executive Compensation

     Compensation Discussion and Analysis

Our Compensation Discussion and Analysis, or “CD&A,” is organized into the following sections:

  Overview of our executive compensation program;
  Components of our executive compensation program for our proxy officers; and
  Other policies and practices related to our executive compensation program.

In our CD&A, the term

  “Committee” means the people and compensation committee of our board of directors, as described on page 10.
  “proxy officers” means the executives listed in the “2007 Summary Compensation Table” on page 34.
  “executive team members” or “officers” means the 12 executives responsible for company policy, strategy and operations, including our proxy officers.
  “broad-based” refers to a plan, policy or program in which most of our full-time and certain of our other employees participate, including our proxy officers.

Overview of Our Executive Compensation Program

Our board of directors delegates to the Committee responsibility for establishing compensation policies and programs for all of our employees. The Committee’s objectives for compensation policies for all of our employees, including our proxy officers, are to:

  align management’s interests with the long-term interests of shareowners;
  encourage employees to behave like owners and reward them when shareowner value is created;
  provide reward systems that are simple, credible and common across our organization;
  promote creativity, innovation and calculated risk-taking to achieve outstanding business results;
  encourage our employees to continually improve their capabilities to deliver business results;
  reward for results rather than on the basis of seniority, tenure or other entitlement;
  attract and retain top talent at all levels around the globe; and
  make our company a great place to work that values diversity and inclusiveness.

The compensation program for our proxy officers and other executive team members includes the following components:

  Base salary;
  Annual incentive awards under our broad-based annual incentive plan; and
  Long-term incentive awards consisting of two components:
    Stock options; and
    Performance-based restricted stock units, or “performance-RSUs.”

The Committee intends that the annual and long-term incentive components of our executive compensation program will focus our executive team members on leading our entire organization toward growing our revenue and earnings, generating cash flow, efficiently deploying capital and increasing long-term shareowner value. Year-to-year increases in performance goals require our executives to continually improve their capabilities to deliver these results. The Committee regularly reviews our executive compensation strategies, policies and programs to assure that the program continues to meet its overall objectives.

The Committee occasionally grants restricted stock or restricted stock units to executive team members for recruitment or retention purposes. Executive team members receive retirement, health and welfare benefits under our U.S. broad-based plans.

Role of Management

Our board of directors established a committee of senior officers, called our “internal people committee,” to consider, determine and oversee broad-based compensation and employee benefits strategies, plans and programs. Our internal people committee members are appointed by our CEO, Mr. Grant. The committee members are: Mr. Grant; Mr. Crews; Dr. Fraley; our executive vice president of human resources; and our senior vice president, chief of staff and community relations. Our executive vice president of human resources is the chairperson of our internal people committee. The Committee periodically seeks input and recommendations from our internal people committee on executive compensation strategy and design that, in its members’ judgment, will contribute to our growth and profitability, and support company objectives. Neither the internal people committee nor any of its members determines executive compensation strategy or design, or any component of compensation for any executive officer; these responsibilities reside only with the Committee which is comprised of independent non-employee directors.

The Committee considers input from our CEO, chief financial officer (“CFO”), and our executive vice president of human resources when developing and setting financial goals for our annual incentive plan and metrics for performance-RSUs. Also, the Committee considers input from our CEO, with the assistance of our executive vice president of human resources (for officers other than himself), regarding recommendations for base salary, annual incentive plan opportunities and awards and long-term incentive award values for our executive team members. The Committee gives significant weight to our CEO’s judgment when assessing each of the other proxy officer’s performance and determining appropriate compensation levels and incentive awards. As described below, the CEO’s recommendations to the Committee take into account market data from our comparator group provided through management’s outside executive compensation consultant, as well as input from the Committee’s independent consultant. When determining our CEO’s compensation, the Committee considers compensation data from our comparator group, input from our executive vice president of human resources and input from the Committee’s independent consultant.

The Committee reports to our full board of directors the specifics of each component of the compensation decisions for our CEO. The Committee also makes general reports of its compensation-related decisions for our other executive team members.

Role of Compensation Consultants

Since 2002, the Committee has engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., to advise and counsel the Committee. The consultant provides no services to our company other than those provided directly to or on behalf of the Committee.

At the direction of the Committee, management provides all Committee materials to the independent consultant and discusses all materials and recommendations with the independent consultant in advance of each Committee meeting or communication. The independent consultant considers the information and reports to the Committee chairperson on the material being presented to the Committee, specifically identifying any issues or concerns. The chairperson discusses the independent consultant’s input with the entire Committee at its meeting. Previously, the consultant attended one meeting a year and discussed current executive compensation trends and programs in light of those trends. The Committee has asked the consultant to attend two separate meetings annually beginning in 2008, and focus one meeting on executive compensation trends and the other on the design of our executive compensation program.

With support of the Committee, management regularly engages Towers Perrin to provide calculations and market data used by the Committee in its decision-making processes. Various members of our CFO’s and executive vice president of human resources’ staffs retain and work with Towers Perrin to obtain the information. The Committee periodically requests our executive vice president of human resources and his staff to seek Towers Perrin’s input or recommendation with respect to a specific practice, program or arrangement being considered by the Committee. To assist the Committee in its decision-making processes, management may also independently seek Towers Perrin’s input on various matters to provide the information to the Committee. Towers Perrin provides consulting, actuarial and other compensation and employee benefits-related services to our company.

Tally Sheets

At the direction of the Committee, management prepared a presentation of total compensation, a “tally sheet,” for each proxy officer and other executive team member for the Committee to use when considering and determining our 2007 fiscal year executive compensation program and each officer’s pay. The Committee used the same process when setting 2008 fiscal year compensation.

The tally sheets summarized each officer’s total compensation and provided information on the:

  value of each component of current compensation, including benefits and perquisites;
  potential value of all equity-based long-term incentive awards held by the officer, both vested and unvested, at then-current market prices;
  value realized in the prior fiscal year from stock option exercises and vesting of restricted stock and performance-RSUs; and
  value of lump sum payments and benefits that would be owed should the officer’s employment terminate under various scenarios such as retirement, voluntary termination, involuntary termination or following a change of control. Details on potential excise tax gross-up payments on excess parachute payments related to termination following a change of control were also included. Tax gross-up information and pension plan values were calculated by Towers Perrin based on various assumptions, including stock price assumptions both higher and lower than our then-current stock price.

The tally sheets were used to demonstrate total compensation provided to each executive team member, as well as the impact of company performance on potential earnings. The Committee used the tally sheet information as a basis for considering changes to components of our executive compensation program, but made no adjustment as a result of the analysis based on its assessment that the program continues to meet the objectives described above.

During our 2007 fiscal year, the Committee requested that management prepare a “wealth accumulation analysis” for Mr. Grant so that the Committee could review his total earnings and earnings potential under our past, present and anticipated compensation and benefit plans. Management prepared the analysis with guidance from the Committee’s independent consultant. The wealth accumulation analysis summarized Mr. Grant’s total earnings over the previous five fiscal years, including earnings from annual base salary, annual incentive award payments, accumulations under company-sponsored retirement and other benefit plans, size of stock option grants, gains from stock option exercises, size of performance-RSUs and proceeds from vesting of performance-RSUs. The analysis also projected anticipated earnings for the next five fiscal years, assuming that current components of our executive compensation program are maintained at current levels. The Committee made no adjustment to Mr. Grant’s compensation or to the program design as a result of the analysis, based on its assessment that the existing program provides strong alignment with the creation of shareowner value, as well as retention value.

Comparator Group for Determining Executive Compensation

Background Information. In 2006, the Committee approved a new comparator group of companies as a reference for determining compensation for our proxy officers and other executive team members, beginning with our 2007 fiscal year compensation. Previously, our primary comparator group consisted of companies in the specialty chemicals industry and general industry with revenues generally approximating our revenue at the time. The Committee also considered data from the biotechnology industry. The Committee revised our comparator group of companies to better reflect our growth and increased focus on biotechnology.

The new comparator group, which we refer to as “our comparator group,” consists of companies having one or more of the following characteristics:

  science-based, research-focused, organization from the biotechnology, pharmaceutical or related industry;
  specialty or diversified chemical company having a line of business requiring ongoing introduction of new products; or
  brand-focused general industry leader.

The Committee considers these characteristics essential to the success of our business.

When initially selecting members of our comparator group and during its annual review of the members, the Committee compares our performance to the comparator group’s performance with respect to key publicly available financial metrics (such as revenue growth, earnings per share growth and total shareowner return) to confirm its belief that positioning our officers’ pay at the median range of our comparator group for target-level performance reflects appropriate pay for performance.

The Committee reviews our comparator group annually, and expects to periodically update its members to account for any mergers, acquisitions or business-related changes. The Committee approved the following 28 companies as our comparator group:

  3M Co.
  Abbott Laboratories
  Allergan Inc.
  Amgen Inc.
  Ashland Inc.
  Baxter International Inc.
  Becton, Dickinson and Co.
  Biogen Idec Inc.
  Boston Scientific Corp.
  Bristol-Myers Squibb Co.
  Colgate-Palmolive Co.
  Dow Chemical Co.
  E.I. du Pont de Nemours and Co.
  Ecolab Inc.

  Eli Lilly and Co.
  Engelhard Corp.
  Forest Laboratories Inc.
  Genentech Inc.
  General Mills Inc.
  Genzyme Corp.
  Gilead Sciences Inc.
  Kellogg Co.
  Medtronic Inc.
  PPG Industries Inc.
  Rohm and Haas Co.
  Schering-Plough
  St. Jude Medical Inc.
  Wyeth

How the Committee Uses Our Comparator Group Data. When determining compensation for our executive team members, the Committee uses data from our comparator group as a reference for determining:

  amount of total compensation;
  individual components of compensation; and
  relative proportion of each component of compensation – base salary, annual incentive award opportunity and long-term incentive award value.

At the direction of the Committee, management assembles the data collected by its compensation consultant, Towers Perrin, and provides the information to the Committee. When considering the data, the Committee generally targets each component of compensation to the median range for a comparable position. We consider the median range to generally be 90%-110% of our comparator group’s median. The Committee’s philosophy is to target executive compensation to the median range of our comparator group, and seeks to drive company financial performance that is in the upper quartile of our comparator group. In the Committee’s judgment, annual budgets and financial targets are set with sufficient difficulty to produce performance above the median level with the intent of shareowners receiving an above average return on our company’s investment in executive compensation.

The Committee may use its discretion to adjust one or more components of an executive team member’s compensation within the median range of pay for a similar role in our comparator group. The Committee also may adjust a component of pay above or below the median range if, in its judgment, there are factors warranting the adjustment. Such factors may include alignment of the officer’s position with the corresponding position in the Towers Perrin data, experience and value he or she brings to the role, sustained high-level performance, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our company. The differences in compensation levels among our executive team members, including our proxy officers, are primarily attributable to the differences in the median range of compensation for similar positions in our comparator group data and the Committee’s assessment of the position’s internal value for our company.

2007 Fiscal Year. When the Committee first approved our comparator group, our revenues were less than the group’s median revenue. Therefore, the Committee instructed management to adjust the compensation data for our executive team members based on our overall revenue (or on the appropriate revenue scope for a particular position) as compared to the revenues of our comparator group companies. The Committee determined that when transitioning to our new comparator group, if any component of an executive team member’s compensation was below the median range for a comparable position, the Committee would make upward adjustments over time. The Committee also determined that if any component of compensation was above the median range, there would be no downward adjustment, but future increases would be less. For our 2007 fiscal year, data for Becton, Dickinson and Company and Biogen Idec Inc. were not available through Towers Perrin when our analysis was done; therefore, the Committee did not consider their data in its decisions.

In collecting the comparator group data for the Committee, management benchmarked each officer’s position against like positions for our comparator group in the Towers Perrin database. The Committee was provided data at the 25th, 50th and 75th percentiles for each position and for each pay component. The data was adjusted, generally using regression analysis, to adjust for differences in revenue scope for each position relative to comparator company positions. For example, data for our CEO and CFO positions were adjusted based on total corporate revenues, and data for our business area executive vice presidents were adjusted based on the revenues of their associated business area. Where information for one of our positions was not available within our comparator group data, but was available from the broader Towers Perrin database, we used the general industry data and adjusted for revenue size. Information for base salary and annual incentive award opportunities were also adjusted upwards, generally by 4% per annum, to bring the data forward to the midpoint of the following year to account for the timing of the data collection. Based on market trends, no timing adjustment was made to data for long-term incentive opportunity values.

Our executive team members’ actual annual incentive award payments and value realized from long-term incentive awards are based on company performance, individual performance, and our stock price. In our 2007 fiscal year, the amount of executive team members’ annual incentive award payments and value realized from long-term incentive awards (equity grants) exceeded our estimates of target median levels for these types of pay within our comparator group. This was due to our exceptional operating performance and stock price performance during our 2005, 2006 and 2007 fiscal years and was in line with our pay for performance philosophy and compensation program objectives.

2008 Fiscal Year. For 2008 fiscal year compensation, our executive team members’ base salary, target annual incentive award opportunities and long-term incentive opportunity values will continue to be targeted to the median range of compensation for comparable positions in our comparator group as described above. However, due to the growth in our revenue and earnings since our new comparator group was established in 2006, the total compensation and certain pay components for a number of our officers had been in the lower end of the median range of our comparator group (as discussed in the following section of our CD&A). Therefore, the Committee has been increasing the specific pay components to better align with the targeted competitive level and to reflect the expanded scope of responsibilities associated with our company’s growth. Also, beginning with 2008 fiscal year compensation decisions, Engelhard Corp. will no longer be included as part of our comparator group since it has been acquired by BASF Corp.

Components of Our Executive Compensation Program for Our Proxy Officers

Each year, the Committee considers the design of our executive compensation program and its individual components over the course of several meetings. In October, the Committee determines executive team members’ overall compensation for the then-current fiscal year and the individual components and amounts of pay, each targeted to the median range of our comparator group. When making these compensation decisions, the Committee considers our comparator group data, the tally sheet analyses and, for Mr. Grant, his wealth accumulation analysis.

Base Salary

Overview. Base salary is used to provide each proxy officer a set amount of money during the year with the expectation that he will perform his responsibilities to the best of his ability and in the best interests of our company. Base salary is evaluated in reference to the median base salary range of comparable positions in our comparator group, adjusted to reflect our size or such other factors as determined by the Committee in its discretion as discussed below. While compensation decisions for each component of pay are made by the Committee in October of each year, base salary increases are generally made effective for the subsequent calendar year to align with the timing of base salary increases for the rest of the organization.

Annualized Base Salary for Our Proxy Officers. The “2007 Summary Compensation Table” at page 34 sets forth the base salary earned by each proxy officer for our 2007 fiscal year. The following information summarizes each proxy officer’s annualized base salary for the calendar years falling within our 2007 and 2008 fiscal years. The rationale for each is described below.

Annualized Base Pay for Our Proxy Officers

	Annualized	Annualized		Annualized
	Base Pay	Base Pay		Base Pay
	Calendar Year	Calendar Year	Percentage	Calendar Year	Percentage
Name	2006	2007	Increase	2008	Increase
Hugh Grant	$1,100,000	$1,144,000	4.0%	$1,355,000	18.4%
Terrell K. Crews	510,000	540,000	5.9%	565,000	4.6%
Brett D. Begemann	455,000	470,000	3.3%	515,000	9.6%
Carl M. Casale	490,000	510,000	4.1%	530,000	3.9%
Robert T. Fraley, Ph.D.	525,000	550,000	4.8%	575,000	4.5%

     Setting Base Salary for Our CEO.

2007 Fiscal Year. In October 2006, the Committee reviewed Mr. Grant’s base salary to consider any changes effective for the 2007 calendar year. The Committee reviewed relevant data for the chief executive officer position relative to our comparator group, and determined that Mr. Grant’s base salary was well below the median range. The Committee also considered Mr. Grant’s request that any increase in his base pay be in line with the percentage increases for our other employees rather than an increase that would have brought his annual base to within the median range of base pay for chief executive officer base salary for our comparator group. After considering all of the factors, the Committee determined to provide Mr. Grant a 4% increase in his annual base pay as set out in the table above.

2008 Fiscal Year. In October 2007, the Committee reviewed Mr. Grant’s base salary to consider any changes effective for the 2008 calendar year. The Committee reviewed relevant data for the chief executive officer position relative to our comparator group. The Committee found that given our rapid rate of growth, in addition to our current revenue and size, Mr. Grant’s annual base salary remained well below the median range of base salary for chief executive officers in our comparator group. The Committee considered Mr. Grant’s sustained high level of performance since assuming the role of CEO, his developed skills and abilities critical to the success of our company and the Committee’s philosophy of paying our officers at the median range of our comparator group for similar positions. The Committee also considered the retention value of bringing Mr. Grant’s salary to the median of the comparator group given his and our company’s extraordinary performance during our 2007 fiscal year. Based on these factors, the Committee determined to increase Mr. Grant’s annual base salary to the median range of annual base salary for chief executive officers in our comparator group, effective for the 2008 calendar year, so that his salary would better align with the market.

     Setting Base Salary for Our Other Proxy Officers.

The Committee targets each executive team member’s base salary to the median range of base salary for a similar role in our comparator group. The specific considerations for each pay decision are as follows:

  Mr. Crews: For calendar year 2007, the Committee reviewed relevant data for chief financial officer positions in our comparator group. The Committee determined that Mr. Crews’ base salary was below the median range for chief financial officer base salary and determined to increase his base salary to bring his pay into the median range of our comparator group. For calendar year 2008 base salary, the Committee followed the same process; however, our comparator data was adjusted upward to reflect Mr. Crews’ additional business operating responsibility during our 2008 fiscal year as chief executive officer of our Seminis vegetable seeds business, in addition to his CFO responsibilities.

  Mr. Begemann: For calendar year 2007, our comparator group data for determining Mr. Begemann’s base salary was adjusted relative to revenue for the size of our combined international row crops and our Seminis vegetable seeds businesses which he managed in our 2007 fiscal year. Mr. Begemann’s 2007 calendar year base salary percentage increase was slightly below the general market trend because his salary was already within the median range. For the 2008 calendar year, our comparator group data was adjusted upward to reflect Mr. Begemann’s 2008 fiscal year assignment of managing our global row crops commercial operation. The Committee determined to provide him a larger than market trend percentage increase to reflect his increased responsibilities and to bring his base salary more in line with the targeted median range for his new role.

  Mr. Casale: For calendar year 2007, our comparator group data was adjusted relative to revenue for the size of our North American and Latin America North commercial businesses which he managed in our 2007 fiscal year. For calendar year 2008, the comparator role was changed given Mr. Casale’s 2008 fiscal year new assignment managing global strategy, manufacturing and information technology. For both years, Mr. Casale’s base salary increases were aligned with market trend percentage increases since his base salary was already appropriately positioned within the median range.

  Dr. Fraley: The compensation data used to determine Dr. Fraley’s compensation is based on a subgroup of technology-based companies from our comparator group. Those companies are: Abbott Laboratories, Allergan Inc., Amgen Inc., Baxter International Inc., Boston Scientific Corp., Bristol-Myers Squibb Co., Eli Lilly and Co., Forest Laboratories Inc., Genentech Inc., Genzyme Corp., Gilead Sciences Inc., Medtronic Inc., Schering-Plough, and Wyeth. These companies better represent Dr. Fraley’s role within our organization, technology’s impact on our business and the market in which we compete for scientific talent. When setting Dr. Fraley’s 2007 calendar year base salary, the Committee determined to provide him a percentage increase larger than the general market trend to bring his salary more in line with the median range of his comparator group. When setting his calendar year 2008 base salary, the Committee again determined to provide him a percentage increase larger than the general market trend for the same reason.

Annual Incentive Plan

Overview. Our broad-based annual incentive plan is intended to focus our organization on meeting or exceeding key business targets by working both individually and as teams to achieve stated goals, and reward employees for financial and operational performance that drives shareowner value. The plan provides employees, including our proxy officers, the opportunity to earn cash awards for company and individual performance achieved during the fiscal year performance period. Our proxy officers and other regular employees, except those who participate in a sales or manufacturing annual incentive plan or specific business annual incentive plan, participate in the plan.

The design of our annual incentive plan is described on page 39.

As more fully described in the narrative, the actual amount of money available for awards — the award pool — is based on overall plan funding. Each year, the Committee determines funding of the award pool based on its assessment of overall company performance during the fiscal year, measured against pre-established financial goals for:

  Net sales – 10% of the funding opportunity;
  Earnings Per Share (EPS) – 50% of the funding opportunity; and
  Cash flow – 40% of the funding opportunity.

The award pool is then allocated to each participant based on:

  the participant’s annual incentive award opportunity for the fiscal year;
  the performance of the participant’s business or function measured against business or function goals; and
  the participant’s individual performance during the year, measured against individual goals.

Although actual performance measured against pre-established goals is the key component in determining both company and individual performance, the Committee may exercise discretion when determining whether company and/or a proxy officer’s individual goals have been attained.

Additionally, under our shareowner-approved Code Section 162(m) Annual Incentive Program for Covered Executives, which we refer to as our “Code 162(m) Program,” our proxy officers other than our CFO are eligible for an annual incentive plan award only if the Committee certifies that the net income performance goal it established under our Code Section 162(m) Program has been attained. Each year, the Committee establishes our company’s net income performance goal either before or within the first 90 days of the beginning of each fiscal year performance period, and considers and certifies our company performance against the net income goal at its October meeting following the close of the fiscal year performance period. Also under the terms of the Code Section 162(m) Program, the maximum award amount a proxy officer covered by the Program may receive is three quarters of one percent (.75%) of corporate net income for the applicable performance year. For purposes of determining attainment of the corporate performance goals and the proxy officer’s maximum award amount, the Committee considers company net income for the fiscal year performance period as defined in the Code Section 162(m) Program. As permitted by our Code Section 162(m) Program, the Committee uses its discretion to reduce this maximum award amount to the amount of the award the Committee determines for the proxy officer under the terms of our annual incentive plan for the fiscal year.

     2007 Fiscal Year Annual Incentive Plan Design, Financial Goals and Funding.

Plan Design and Goals. The design of our 2007 fiscal year annual incentive plan, including its metrics, was the same as for our previous year’s plans. The Committee discussed the plan’s design at its June and August 2006 meetings. At the request of the Committee, our internal people committee provided input that in its judgment, the design continued to meet the plan’s intended purpose. The Committee determined that the plan’s net sales, EPS and cash flow metrics and relative weightings, continued to focus the organization on desired performance for the following reasons:

  Net sales measures the growth of the business, both organically and through acquisitions, and provides an indication of future success. Because margin growth tends to be more important to our business as a technology-based company than net sales, net sales is a smaller part (10%) of the total annual incentive value.
  EPS sets the expectation for our shareowners of our company’s success. Shareowners use EPS as the key accounting measure and evaluation of how our company is performing; therefore, EPS encompasses half (50%) of the plan’s overall funding opportunity.
  Cash flow, which is a significant part (40%) of the plan’s funding opportunity, measures the true value of our business. Our ability to translate earnings to cash indicates the health of our business and allows our company to invest for the future of the business as well as return value to shareowners.

Plan Financial Goals. At its October 2006 meeting, the Committee considered target-level performance goals for each of the plan metrics, and the anticipated cost of the plan at target-level funding. The target-level goals were equal to our company’s 2007 fiscal year budget approved by our board of directors. The Committee considered and established threshold and outstanding level performance goals for each metric focusing attention on demonstrated growth and an increased level of difficulty compared to the performance goals for our 2006 fiscal year annual incentive plan. The Committee felt that the target and outstanding goals represent above median level of difficulty. Each of the target-level goals is set out in the table below.

Plan Funding. At its October 2007 meeting, the Committee reviewed our actual 2007 fiscal year financial results, and considered our company’s performance against the plan’s performance goals and other performance factors to determine funding of the plan’s award pool. Our CEO and executive vice president of human resources, based upon financial information provided by our CFO, provided the Committee an assessment of our financial results measured against the plan’s goals. They also recommended a 200% funding factor for the Committee to consider in determining the funding of the annual award pool for all participating employees, including our proxy officers. The Committee determined to fund the plan’s incentive pool for the entire organization at the 200% (outstanding) level, plus the difference between Mr. Grant’s actual 2007 fiscal year annual incentive award and the award he would have received at the 200% level, as discussed in the next section of this CD&A.

The Committee also reviewed our company’s actual 2007 fiscal year financial results against the net income performance goal it had established for our 2007 fiscal year performance period for purposes of our Code Section 162(m) Program and compliance with Code Section 162(m). The Committee determined that the goal had been met, that each of our proxy officers would be eligible for the awards as determined under our 2007 fiscal year annual incentive plan, and that the awards are fully deductible by our company. In considering each proxy officer’s actual annual incentive award as discussed in the next section of this CD&A, the Committee also determined that the award to each proxy officer was substantially lower than the maximum award amount that may be received by a proxy officer covered by our Code Section 162(m) Program.

Summary of 2007 Fiscal Year Annual Incentive Plan Goals and Actual Results

The following chart shows our 2006 fiscal year actual financial results, the net sales, EPS and cash flow goals at target-level performance for our 2007 fiscal year, and the actual, outstanding-level performance our company achieved for our 2007 fiscal year.

	2006 Fiscal Year	2007 Fiscal Year
	Actual Financial Results	Target-Level Goals	Actual Financial Results
Financial Metrics	(Using Plan Definitions)	(100% Funding)	(Using Plan Definitions)
Net sales (Millions)	$7,294	$7,780	$8,563
			(110% of Target)
Earnings Per Share (EPS)	$1.30	$1.50	$2.00
			(133% of Target)
Cash Flow (Millions)	$1,049	$875	$1,257
			(144% of Target)

  The Committee had established threshold and outstanding performance goals as a percent of the target-level performance for each metric, as follows: net sales, 95% and 105%; EPS, 90% and 110%; and cash flow, 85% and 115%.
  The Committee also had determined that for purposes of determining company performance against the financial goals, financial metrics follow generally accepted accounting principles, with adjustments as set forth in the description of our annual incentive plan at page 39.
  In our 2007 fiscal year we sold our U.S. Stoneville and NexGen businesses. Our actual financial results using plan definitions for the 2006 fiscal year have been recast to conform with the 2007 fiscal year presentation for comparability purposes.

     Annual Incentive Opportunity and Award for Our CEO.

Target Opportunity. At its October 2006 meeting, the Committee met in executive session and set Mr. Grant’s individual performance goals for our 2007 fiscal year. His goals were derived from our annual and long-term plan and included financial, strategic and operational items. Mr. Grant’s goals also served as the organizational goals for the other proxy officers and executive team members. Under the terms of the plan, meeting, exceeding or falling short of an identified individual performance goal is considered one factor among many in evaluating the year’s performance. The Committee has discretion to consider actual performance and other factors it considers relevant when evaluating our CEO’s performance against goals.

Actual Incentive Award. At its October 2007 meeting, the Committee met in executive session to discuss Mr. Grant’s performance. The Committee evaluated Mr. Grant’s performance against our 2007 fiscal year corporate goals and objectives and determined that under his leadership, our company not only significantly exceeded each of its 2007 fiscal year financial goals, but was also positioned well for future growth.

In determining the amount of his annual incentive award, the Committee first discussed that Mr. Grant’s base salary and annual incentive award opportunity for our 2007 fiscal year had been well below the median range for chief executive officers in our comparator group. The Committee then determined that because of Mr. Grant’s exceptional performance during our 2007 fiscal year, his annual incentive award should be set at the 200% outstanding level; however, the award was to be calculated as if his base salary and target annual incentive opportunity had been at the median for base salary and target annual incentive award opportunities of our comparator group for the year. Based on this determination, the Committee awarded Mr. Grant a 2007 fiscal year annual incentive award at 260% of his actual 2007 fiscal year target opportunity, or $2,975,000. The Committee also increased the funding of the organization’s award pool in an amount equal to the difference between Mr. Grant’s actual award and the award he would have received at the 200% level.

For our 2008 fiscal year, the Committee increased Mr. Grant’s target annual incentive award opportunity from 100% of base salary to 120% of base salary to be in line with the median range for chief executive officers in our comparator group. Mr. Grant’s target opportunity as a percentage of his base salary is higher than that of our other proxy officers to reflect his larger job scope and responsibilities, as well as the median range of pay of chief executive officers in our comparator group of companies.

     Annual Incentive Opportunities and Awards for Our Other Proxy Officers.

Target Opportunities. In October 2006, the Committee, with input from our CEO and the executive vice president of human resources, determined the 2007 fiscal year annual incentive opportunity for each proxy officer. Each officer’s target opportunity value was based on the median range of target annual incentive opportunity values for comparable positions in our comparator group.

Actual Incentive Awards. During its October 2007 meeting, the Committee discussed and determined our other proxy officers’ awards under our 2007 fiscal year annual incentive plan. Our CEO discussed with the Committee the individual performance considerations impacting his award recommendations as highlighted below:

  Mr. Crews: Well-managed financial processes and acquisition activities enabling our company to execute its growth plan.
  Mr. Begemann: Very strong earnings and cash flow performance of the international row crops business as well as successful operational focus on our Seminis vegetable seeds business.
  Mr. Casale: Significant corn market share growth in the U.S. resulting in strong earnings and cash flow performance.
  Dr. Fraley: Excellent pipeline and regulatory advancements enabling continued market share growth.

     Summary of 2007 Fiscal Year Annual Incentive Awards for Our Proxy Officers.

The actual annual incentive awards to our proxy officers based on company, business or function, and individual performance were as follows.

	Award Opportunity
	At Target		At Outstanding
	Performance		Performance
	(100% Funding)		(200% Funding)	Actual Award
Name	% of Base Pay	Dollar Amount	Dollar Amount	Amount
Hugh Grant	100%	$1,144,000	$2,288,000	$2,975,000
Terrell K. Crews	70%	378,000	756,000	760,000
Brett D. Begemann	65%	305,500	611,000	650,000
Carl M. Casale	70%	357,000	714,000	740,000
Robert T. Fraley, Ph.D.	70%	385,000	770,000	770,000

2008 Fiscal Year Annual Incentive Plan. The design of our 2008 fiscal year annual incentive plan for the September 1, 2007 through August 31, 2008 performance period is the same as the design of our 2007 fiscal year annual incentive plan. The funding of the plan will again be determined by the Committee. While the financial goals were set in the same manner as described for our 2007 fiscal year, given actual 2007 fiscal year results, the financial targets were adjusted upwards from the original 2008 fiscal year budget approved by our board of directors. The Committee set outstanding levels of performance for each metric at proportionately higher levels relative to target-level performance than for our 2007 fiscal year annual incentive plan, thus making achievement of the outstanding level for funding of the plan’s incentive pool relatively more difficult to attain. The Committee set the threshold EPS performance goal at the actual 2007 fiscal year result, requiring us to achieve double-digit growth to achieve target-level performance and further significant growth for us to achieve the outstanding level of performance. The Committee set net sales and cash flow goals in line with the EPS goal, taking into account use of cash for business investment purposes.

Each proxy officer has individual performance goals intended to drive both total company results and the portion of the organization for which they are directly responsible, all aligned towards meeting our company’s financial goals and strategic objectives. For our 2008 fiscal year, the Committee increased Mr. Grant’s target-level annual incentive opportunity as described above. The Committee made no changes to the target-level opportunities for Mr. Crews, Mr. Casale and Dr. Fraley. The Committee increased Mr. Begemann’s target annual incentive opportunity to 70% of his base salary to reflect his expanded role in our company.

Long-Term Incentive Compensation

Overview. Our long-term incentive program covers all of our management employees. The program uses equity-based awards to provide a link between management employees’ compensation and our stock price. It also rewards management for achieving financial goals that improve company performance and thereby increase shareowner value.

Types of Equity Grants For Our Executive Team Members, Including Our Proxy Officers. Management employees other than our executive team members receive their long-term incentive opportunity awards all in the form of stock options. Our executive team members receive the long-term incentive opportunity component of their compensation in the form of stock options and performance-RSUs.

For 2007 fiscal year compensation, the Committee determined to provide executive team members’ their long-term incentive opportunity values in the form of equity-based awards, weighted as follows: 75% in the form of stock options and 25% in the form of performance-RSUs. The Committee’s determination was based on the following considerations:

  comparisons with respect to the proportion of stock options and restricted stock or restricted stock units within our comparator group market; and
  overall risk/reward tradeoff, with stock options providing compensation based solely upon increases in our stock price, and performance-RSUs providing compensation based both upon the achievement of specific financial goals and stock price.

Stock options reward our officers for increases in our stock price. Because stock options have no value unless our stock price increases, they encourage risk-taking; and because they are generally exercisable only after a period of service, they help us retain executives. Performance-RSUs, on the other hand, bring into play a number of other incentives for our proxy officers and other executive team members. Their vesting and value is dependent not only on continued service and increases in our stock price, but also on company performance over successive two-year periods measured by EPS, cash flow and return on capital. The Committee believes that by making a grant of performance-RSUs to our executive team members every year, with vesting tied to financial performance over a two-year period and continued service over a three-year period, and with the ultimate value delivered also dependent upon the value of our stock, we give our officers a powerful incentive to focus on long-term, sustained improvement in company performance and shareholder value.

The terms and conditions of our 2007 fiscal year stock option grant to management employees, including our proxy officers, are described on page 40. The terms and conditions of our 2006 and 2007 fiscal years performance-RSUs to our proxy officers and other executive team members are described on pages 40-41.

How the Committee Determines Equity Grant Sizes. To determine the size of equity-based awards, the Committee first determines the total number of shares that will be made available for equity-based award grants for all management employees for the fiscal year. The Committee makes this determination by evaluating the potential dilution to shareholders and cost to our company, and by:

  reviewing data from both general industry and biotechnology companies to determine median proportions of companies’ total shares outstanding typically used for annual employee long-term compensation programs;
  comparing the value of anticipated grants for the fiscal year to those of our comparator group, using our then-current stock price; and
  reviewing the projected expense impact on our company’s earnings for the anticipated fiscal year grants and outstanding grants from prior years.

The Committee then determines the value of each executive team member’s long-term incentive awards for the fiscal year. In determining the values, the Committee considers our comparator group data for similar positions, with consideration then given to the strategic value of the officer’s role to our company, as described below. The Committee does not consider an officer’s outstanding equity awards or stock ownership levels when determining the value of the long-term incentive award component of his compensation, since awards are targeted to the median range of comparable positions within our comparator group each year.

At the time of our initial public offering in October 2000, the Committee positioned our executive team members’ long-term incentive award values to the 75th percentile of our previous comparator group. Beginning with our 2003 fiscal year grant, the Committee reduced their targeted long-term positioning to the 60th percentile of the comparator group to reduce the potential dilutive effect of stock option grants while recognizing the need to compete with technology-based companies for talent. Because our new comparator group reflects the influence of technology companies, the Committee now targets executive team members’ long-term incentive award values to the median range for comparable roles within the group. These target values were used in establishing our officers’ 2007 fiscal year and 2008 fiscal year long-term incentive awards.

Each officer’s long-term incentive award value is converted into specific equity grants as follows:

  Stock Options: 75% of his long-term incentive award value is converted to a number of stock options by dividing the value by the estimated Black-Scholes value of our stock on the grant date (equal to 40% of the fair market value of a share of our stock).
  Performance-RSUs: The remaining 25% of his long-term incentive award value is converted to a number of performance-RSUs by dividing the value by the fair market value of a share of our stock on the grant date. This number represents the number of performance-RSUs that will vest if all performance goals are met at the target performance level; the actual number that will vest may be as high as 200% if outstanding performance on all performance goals is achieved, or as low as zero, if the minimum performance is not achieved.

     Proxy Officer 2007 and 2008 Fiscal Year Long-Term Incentive Award Values.

The long-term incentive award values for each proxy officer at the time of grant for our 2007 and 2008 fiscal years are as follows:

	Long-Term Opportunity
	Values
Name	2007	2008
Hugh Grant	$5,850,000	$6,935,000
Terrell K. Crews	1,700,000	1,700,000
Brett D. Begemann	1,000,000	1,300,000
Carl M. Casale	1,500,000	1,500,000
Robert T. Fraley, Ph.D.	2,500,000	2,500,000

The Committee increased Mr. Grant’s 2007 fiscal year long-term incentive award value to be more in line with the median range of our comparator group. Each other proxy officer’s long-term incentive award value remained unchanged from the previous year’s value.

The Committee increased Mr. Grant’s 2008 fiscal year long-term incentive award value in order to set his long-term value at the median of the comparator group and to reflect the impact of our company’s growth. The Committee increased Mr. Begemann’s long-term incentive award value to keep the value within the median range of our comparator group, given his increased role. Mr. Grant’s long-term incentive award value is greater than that of our other proxy officers to reflect his greater job scope and responsibilities, as well as the median range of long-term opportunity values for chief executive officers in our comparator group of companies.

Equity Grants to Our Proxy Officers. Options and performance-RSUs granted to our proxy officers on October 26, 2006 are included in the “2007 Grants of Plan-Based Awards” table. The terms and conditions of the grants are more fully described in the narrative to that table. Options and performance-RSUs granted to our proxy officers on October 22, 2007 are included in the narrative following the table.

Performance-RSUs Design, Financial Goals and Vesting.

Plan Design and Metrics. The Committee regularly reviews the design of the performance-RSUs, including their metrics, to assure that the grants continue to meet the Committee’s objectives. The design of the performance-RSUs is described on pages 40-41 in the narrative following our “2007 Grants of Plan-Based Awards” table. When considering the design of performance-RSUs for the fiscal years 2006, 2007 and 2008 grants to our proxy officers and other executive team members, the Committee determined that EPS, cash flow and return on capital metrics, equally weighted, are the most appropriate metrics for the performance-RSUs for the following reasons:

  EPS is used by our shareowners as the key accounting measure to evaluate our performance, and it sets our shareowners’ expectations for our success.
  Cash flow measures the true value of our business. Our ability to translate earnings to cash indicates the health of our business and allows our company to invest for the future of the business as well as returning value to shareowners.
  Return on capital (ROC) is another key measure of our ability to return value to our shareowners. It replaces the net sales goal that is one of the metrics for our broad-based annual incentive plan. The ROC metric is used only in performance-RSU grants to our proxy officers and other members of our executive team and not in cash and equity incentive awards to others, because this small group of executives makes the key decisions regarding our capital investments and acquisitions.

Although performance-RSUs have been granted each year since our fiscal year ending August 31, 2004, each grant incorporates performance goals to be achieved over a two-year period and requires continued service for a period of up to three years. Thus, the performance-RSUs focus on long-term, sustained achievement. Each year, in establishing the goals for each performance metric, the Committee determines the levels of performance that will represent target performance based upon our long-range business plan at the time the performance-RSUs are granted. The Committee also considers and establishes threshold and outstanding performance levels for each goal. Each successive year’s goals build on the previous year’s performance which, in the Committee’s judgment, provides an increased level of difficulty as compared to the previous year’s goals. The cash flow goal has varied depending on the anticipated amount of cash necessary to meet our current investment and capital requirements.

Vesting of Performance-RSUs for the Fiscal Year 2006 Grant. Performance-RSUs granted in October 2005 for our 2006 fiscal year grant incorporated cumulative performance goals for our 2006 and 2007 fiscal years. In October 2007, the Committee determined that actual performance as compared to the goals was at the outstanding level (200%).

The following chart shows the three goals at threshold, target-level and outstanding performance, and the actual, outstanding-level performance our company achieved. The goals for threshold-level performance and outstanding-level performance respectively were 90% and 110% of the goal for target-level performance. These awards will vest August 31, 2008, based on each officer’s continued service through that date.

	Performance-RSUs Performance Metrics
	Financial Goals
	Threshold	Target	Outstanding
	Performance	Performance	Performance	Actual Financial Results
2006 Fiscal Year Grant	(50% of Units)	(100% of Units)	(200% of Units)	(Using Plan Definitions)
Cumulative EPS
for fiscal years 2006 and 2007
(1/3 of Units)	$2.33	$2.59	$2.85	$3.31
Cumulative Cash Flow (Millions)
for fiscal years 2006 and 2007
(1/3 of Units)	$1,745	$1,940	$2,135	$2,306
Average Return on Capital
for fiscal years 2006 and 2007
(1/3 of Units)	8.9%	9.9%	10.9%	12.8%

  The Committee also had determined that for purposes of determining company performance against the financial goals, financial metrics follow generally accepted accounting principles, with adjustments as set forth in the description of our annual incentive plan at page 39.

Performance-RSUs for the Fiscal Year 2007 Grant. Our fiscal year 2007 performance-RSUs granted in October 2006 incorporate cumulative goals for the fiscal year 2007 and 2008 performance period and have the same design, types of metrics and weighting of goals as for the fiscal year 2006 grant detailed above. In October 2006, the Committee established target-level goals for each performance metric based upon our long-range business plan at the time. The Committee again established threshold and outstanding performance level goals at 90% and 110%, respectively, of the target-level performance goals. At the time the goals were established, the Committee anticipated that given the growth required for our company to achieve target-level performance with respect to each metric, the goals would be difficult to attain. Achievement of the cumulative EPS and average return on capital goals require significant, double-digit growth from the corresponding cumulative goals for our fiscal year 2006 grant at each performance level. The cash flow goal at each performance level was reduced from the fiscal year 2006 and 2007 performance period due to the anticipated greater need for cash for our business. As noted in footnote 3 to the “2007 Outstanding Equity Awards at Fiscal Year-End” table at the top of page 43, based on our fiscal year 2007 performance and evaluation of likely performance against the fiscal years 2007 and 2008 cumulative goals, we are incurring expense for financial reporting purposes on the assumption that we will achieve outstanding performance for the 2007 fiscal year grant of performance-RSUs. However, sustained performance at these levels is not guaranteed and these amounts could be reversed in future periods.

Performance-RSUs for the Fiscal Year 2008 Grant. Our fiscal year 2008 performance-RSUs granted in October 2007 incorporate cumulative goals for the fiscal year 2008 and 2009 performance period and have the same design, types of metrics and weighting of goals as the fiscal year 2006 and fiscal year 2007 grants detailed above. In October 2007, the Committee established target-level goals for each performance metric, which were in line with our revised budget for our 2008 fiscal year and in excess of the 2008 long-range business plan at the time. Further, goals for fiscal year 2009 reflect significant growth over our fiscal year 2008 goals. The Committee again established threshold and outstanding funding levels at 90% and 110%, respectively, of the target-level performance goals. At the time the goals were established, the Committee anticipated that given the growth required to achieve target-level performance, attainment of the goals would be difficult to achieve. Attainment of each of the goals at each performance level requires significant, double-digit growth from the corresponding cumulative goals for the fiscal year 2007 grant.

Other Policies and Practices Related to Our Executive Compensation Program

Grants of Restricted Stock or Restricted Stock Units as a Retention Tool. Occasionally, the Committee grants restricted stock or restricted stock units for the purpose of encouraging certain executives to remain with our company. In situations where our CEO determines that this type of award is necessary or appropriate for the continued success of one or more of our company’s initiatives, long-range plan or overall retention, he discusses the rationale for the grant with our executive vice president of human resources to determine an appropriate value for the grant. (In the event our executive vice president of human resources is a grant recipient, our CEO works with another member of management to determine his grant values.) The recommendation is discussed with the Committee’s outside consultant who provides input in preparation for making the recommendation to the Committee as well as input directly to the Committee chairperson. The terms and conditions of a grant of restricted stock to Mr. Crews, in January 2007, and a grant of restricted stock units to each of Mr. Begemann, Mr. Casale and Dr. Fraley, in October 2007, are described under “2007 Grants of Plan-Based Awards” beginning on page 36. Each grant was for retention purposes and associated with various changes made within our company for succession planning purposes.

Change-of-Control Employment Agreements. Our company has entered into employment agreements with our executive officers and certain other management employees that become effective upon a change of control of our company. The terms and conditions of the agreements are described beginning on page 48. The Committee believes that the agreements serve the interests of our company and its shareowners by ensuring that if a hostile or friendly change of control is ever under consideration, our executives will be able to advise our board of directors about the potential transaction in the best interests of shareowners, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change of control. The Committee reviews the continued suitability of the agreements and eligibility for the agreements at least annually.

During our 2007 fiscal year, the Committee reviewed and analyzed the agreements during several meetings. In August 2007, at the recommendation of the Committee, our board of directors amended the agreements in order to be in line with current practices in the general market. The agreements were amended to:

  reduce the change-of-control protection period from three years to two years;
  use the executive’s average annual bonus for the last three full fiscal years prior to a change of control (“average bonus”), rather than the greater of target or average annual bonus, for calculating the lump sum cash severance and the pro-rata bonus in the year of termination;
  delete provisions that require, during the change-of-control protection period, fringe benefits, offices and support staff to be at the pre-change-of-control levels, and trigger “good reason” if they are not;
  revise the definition of change-of-control to cover mergers and other business combinations with non-corporate entities; and
  revise certain other provisions so that the payments under the agreements are exempt from, or comply with, the requirements of Internal Revenue Code Section 409A and the regulations promulgated thereunder, including changes to the good reason definition.

Retirement and Welfare Benefits

We provide our proxy officers and other executive team members with the same employee benefits as all our U.S. regular employees, under our company’s broad-based plans. These benefits include tax-qualified and non-qualified pension and savings plans, health benefits, life insurance, and other welfare benefits. Base salary and regular annual incentive awards, but not long-term compensation or the value of perquisites, are treated as eligible pay under the terms of our U.S. pension and savings plans. In the U.S., we sponsor tax-qualified pension and savings plans, as well as non-qualified “parity” pension and savings plans providing benefits to all employees whose benefits under the tax-qualified plans are limited by the Internal Revenue Code. We do not provide executive officers with any special retirement benefits that are not provided to other employees, other than the Executive Medical Plan described on page 35. The Committee adopted the plan to encourage our executive team members to maintain or improve their health and productivity. Mr. Grant participates in our Third Country National (TCN) Retirement Plan, which from January 1, 1983, to October 31, 2002 was our regular, non-qualified pension plan designed to protect retirement benefits for employees who were transferred to another country at the organization’s request. The provisions of the plan are described in footnote 4 to our “2007 Pension Benefits Table” on page 46.

Perquisites

We provide proxy officers and other executive team members with a limited number of perquisites. Perquisites provided to our proxy officers are described in the narrative introducing our “2007 All Other Compensation Table” on page 35. Perquisite values are not considered for purposes of determining any annual incentive award, retirement benefit or any other benefit payment.

Equity Grant Practices

We make equity grants under our shareowner-approved Monsanto Company 2000 Long-Term Incentive Plan or Monsanto Company 2005 Long-Term Incentive Plan. The grant date for equity grants is always on or after the date the Committee or its delegate approves the grants. The Committee’s practice when approving annual grants had been to set a future effective date for the grants. During our 2007 fiscal year, as explained below, the Committee amended our long-term incentive plans so that for our equity grants in our 2008 fiscal year and after, the grant date will be the day the Committee approves the grants. The grant price is set on the effective date of the grant. The Committee and its consultant review its grant date practices for stock options, restricted stock unit and other equity awards to assure that our grant practices are aligned with what they believe constitute best practice guidelines.

Determination of Option Exercise Prices

Stock options are granted with an exercise price equal to the “fair market value” of a share of our common stock on the grant date. Under our long-term incentive plans as originally adopted, the “fair market value” was the average of the high and low trading prices of a share of our common stock on the day before the grant date. To simplify required executive compensation disclosures, on October 23, 2006, the Committee approved an amendment to our long-term incentive plans so that for stock option and other equity grants during our 2007 fiscal year and after, the “fair market value” will be the closing price on the grant date.

Timing of Regular Equity Grants

Since the change in our fiscal year effective September 1, 2004, the Committee has approved the individual components of our annual executive compensation program, including stock option and restricted stock unit grants at its regularly-scheduled October meeting. Our annual earnings announcements are typically in early October; accordingly, the Committee schedules its meeting later that month so that earnings information will have been broadly disseminated. Prior to the 2008 fiscal year, the Committee approved the grants for a grant date occurring on the last Thursday or Friday in October. Beginning in the 2008 fiscal year, again to simplify required executive compensation disclosure based on the new SEC reporting rules, the Committee approved the grants with a grant date the same as the approval date. In addition to annual equity grants, stock option grants are made to management employees who are hired or promoted during the period between annual grants, representing a pro-rata portion of the number of shares (or increased number of shares) warranted by their new positions. Under the rules the Committee has established for these grants, grants are made on the 15th day of each month at the fair market value on that date. Any equity grant to one of our new or existing executive officers is approved by the full Committee with a grant date on the approval date.

Deductibility of Compensation

Our company intends to comply with the requirements of Code Section 162(m), to the extent practical, with respect to options and annual and long-term incentive programs in order to avoid losing the deduction for compensation in excess of $1 million paid to our CEO and three other highest-paid executive officers other than the CFO. Compensation plans have generally been performance-based so that payments under those plans and arrangements are tax deductible. The plans or performance measures have been approved by our company’s shareowners. However, the Committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives. No exceptions were made to this policy in our 2007 fiscal year.

Recoupment Policy

In order to further align management’s interests with the interests of shareowners and support good governance practices, at its October 2006 meeting, our board of directors approved a recoupment policy applicable to annual incentive awards, performance-RSUs and other performance-based compensation to those executive team members who most directly influence our financial performance (including our proxy officers, Messrs. Grant, Crews, Begemann and Casale and Dr. Fraley), effective for our 2007 fiscal year and later performance period awards. Our board of directors adopted the recoupment policy based upon the Committee’s recommendation, which was developed over the course of several meetings. The policy generally provides that in the event our company is required to prepare an accounting restatement due to our company’s material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct (as determined by the members of our board of directors who are considered “independent” for purposes of the listing standards of the NYSE) certain award repayment would be required. Specifically, each of our officers covered by the policy must reimburse the company for any incentive award made to him or her on the basis of having met or exceeded specific targets for performance periods occurring in whole or in part during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document. At its October 2007 meeting, at the recommendation of the Committee, our board of directors amended the recoupment policy to reflect a change in officer titles of individuals subject to the policy. A copy of our current policy is filed as Exhibit 10.27 to our annual report on Form 10-K for the fiscal year ended August 31, 2007.

Executive and Director Stock Ownership Requirements

We believe that an important aspect of our total rewards program is significant stock ownership by senior executives, which we believe aligns their interests with those of shareowners. Accordingly, we have stock ownership requirements for each of our executives who are a party to a change of control agreement with us. We also have stock ownership requirements for our non-employee directors. The stock ownership requirements are calculated as a set number of shares using the ownership requirement multiple as shown below and the executive’s calendar year annual base salary as of a set date, and the stock price as of a set date. The ownership requirement remains at that share level until the Committee determines that a re-calibration is appropriate for all executives subject to the policy, based on each executive’s then-current base salary and stock price.

The stock ownership requirements for all of our executives subject to the policy, including our proxy officers, were last re-calibrated as of June 27, 2006 based on each executive’s then-current calendar year base salary and stock price. The stock ownership requirements for our proxy officers are as follows:

	Multiple of Base Salary Used to	Number of Shares
Name	Determine Ownership Requirement	Required to Own
Hugh Grant	5	143,509
Terrell K. Crews	3	39,922
Brett D. Begemann	3	35,616
Carl M. Casale	3	38,356
Robert T. Fraley, Ph.D.	3	41,096

The stock ownership requirements for each of the seven other of our executive team members is three times their base pay as of June 27, 2006, and for the 27 other covered executives, one times annual base pay as of June 27, 2006, or the date they became subject to the requirements.

The stock ownership requirements for each of our non-employee directors is 10,000 shares.

The following do not count towards meeting the policy’s ownership requirements:

  Stock options, whether vested or unvested;
  Restricted stock, or restricted stock units other than those granted to a newly hired executive; and
  Performance-RSUs before the performance determination against goals has been made by the Committee.

Until an executive or director has met his or her stock ownership requirement, he or she must retain 50% or 75% (depending on existing ownership) of the net-after tax number of shares received upon exercise of a stock option, vesting of restricted stock or settlement of performance-RSUs or other equity-based award granted under our long-term incentive plans. For this calculation, it is assumed that taxes are paid at the highest marginal rate.

The Committee reviews progress towards meeting the ownership requirements at least annually. As of the date of this proxy statement, each of our proxy officers and all but one of our directors has met his or her stock ownership requirements.

Derivative Trading Policy

Our company prohibits derivative transactions in our company stock. Specifically, executive officers and their families may not, at any time:

  trade in any puts, calls, covered calls or other derivative products involving company securities;
  engage in any hedging or monetization transactions with respect to company securities; and
  hold company securities in a margin account or pledge company securities as collateral for a loan, provided, however, that our executive officers may pledge company securities as collateral for a loan obtained in connection with the exercise of stock options granted by our company. Any such loans must be made independent of any arrangements facilitated by us.

____________________

Report of the People and Compensation Committee

The people and compensation committee of our board of directors has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on that review and discussion, the people and compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

PEOPLE AND COMPENSATION COMMITTEE
C. Steven McMillan, Chair
John W. Bachmann
Gwendolyn S. King
William U. Parfet

November 19, 2007

Compensation Committee Interlocks and Insider Participation

No member of our people and compensation committee is or has been an officer or employee of our company or any of our subsidiaries. In addition, no member of our people and compensation committee has had any relationships with us or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

____________________

Summary Compensation Table and Narrative Disclosure

The narrative, table and footnotes below describe the total compensation paid to each of our proxy officers for our 2007 fiscal year. The components of the total compensation reported in the 2007 Summary Compensation Table are described below. For information on the role of each component within the total compensation package, see the description under “Compensation Discussion and Analysis” beginning on page 15.

     Salary — This column represents the base salary earned during the fiscal year by each of our proxy officers.

     Stock Awards — This column represents the aggregate amount of compensation cost recognized in our 2007 fiscal year under FAS 123R for restricted stock and performance-RSUs granted to each of the proxy officers in the current and prior fiscal years. For restricted stock and performance-RSUs granted during our 2007 fiscal year, fair value is calculated using the closing price of our stock on the date of grant. For performance-RSUs granted during our 2006 fiscal year, fair value is calculated using the average high and low price of our stock on the first business day immediately preceding the grant date. For performance-RSUs granted during our 2005 fiscal year, the fair value is calculated using the closing price of our stock on August 31, 2005 in accordance with FAS 123R. With respect to performance-RSUs, FAS 123R requires the company to evaluate the likelihood of the achievement of the different possible levels of performance in terms of the goals specified in the awards each quarter and incur expense based on the most probable outcome. Based on our evaluation at the end of our 2007 fiscal year, we incurred expense at 200% of the number of performance-RSUs initially awarded for our 2005, 2006 and 2007 fiscal years. Performance will be evaluated at each reporting period, and changes in expected performance could cause this expense to be reversed in future periods. Amounts reported in this column do not factor in an estimate of forfeitures related to service-based vesting conditions. Additional information regarding the awards is set forth in the “2007 Grants of Plan-Based Awards” table on page 37 and the “2007 Outstanding Equity Awards at Fiscal Year-End” table on page 42. Pursuant to the requirements of FAS 123R, restricted stock and performance-RSUs are generally expensed pro rata over the vesting period of the grant. However, performance-RSUs are expensed pro rata over the two-year performance period with respect to individuals who will reach age 50 during the two-year performance period, including Mr. Grant, Mr. Crews and Dr. Fraley, rather than ratably over the three-year service period.

     Option Awards — This column represents the aggregate amount of compensation cost recognized in our 2007 fiscal year under FAS 123R for option awards granted to each of our proxy officers in the current and prior fiscal years. However, amounts reported in this column do not factor in an estimate of forfeitures related to service-based vesting conditions. Additional information regarding the awards is set forth in the “2007 Grants of Plan-Based Awards” table on page 37 and the “2007 Outstanding Equity Awards at Fiscal Year-End” table on page 42. The assumptions used in determining the fair value of the awards are set forth in Note 16 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. Options are expensed at an accelerated rate with respect to individuals age 48 or older, including Mr. Grant, Mr. Crews and Dr. Fraley, rather than ratably over the vesting period.

     Non-Equity Incentive Plan Compensation — This column represents cash awards earned by our proxy officers during our 2007 fiscal year under our 2007 fiscal year annual incentive plan, which were paid on November 9, 2007. Our fiscal year annual incentive plan is discussed in further detail on page 39 and under “Compensation Discussion and Analysis” beginning on page 21.

     Change In Pension Value and Nonqualified Deferred Compensation Earnings — This column represents the aggregate actuarial increase in the present value of benefits under all of our pension plans during the 2007 fiscal year for each of our proxy officers. The amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our financial statements, as is set forth in the “2007 Pension Benefits Table” beginning on page 44. This column also includes interest earned under our Deferred Payment Plan to the extent that it exceeds 120% of the applicable federal long-term rate. The Deferred Payment Plan is discussed in further detail under “2007 Non-Qualified Deferred Compensation” beginning on page 47.

     All Other Compensation — This column represents all other compensation for each proxy officer for our 2007 fiscal year not reported in the previous columns, such as company matching contributions to our savings and deferred compensation plans, gross-ups and the aggregate incremental costs of providing certain perquisites and benefits, as discussed below in the “2007 All Other Compensation Table” beginning on page 35.

    2007 Summary Compensation Table

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred	All
			Stock	Option	Incentive Plan	Compensation	Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)‚	($)ƒ	($)
Hugh Grant
Chairman of the
Board, President	2007	$1,133,846	$3,208,307	$3,319,412	$2,975,000	– „	$345,423	$10,981,988
and Chief Executive
Officer
Terrell K. Crews
Executive Vice
President, Chief
Financial Officer	2007	532,154	1,820,554	1,278,309	760,000	$197,673	88,755	4,677,445
and Seminis Chief
Executive Officer …
Brett D. Begemann
Executive Vice
President, Global	2007	466,846	493,498	515,905	650,000	113,560	59,729	2,299,538
Commercial †
Carl M. Casale
Executive Vice
President, Strategy &	2007	505,346	774,069	799,475	740,000	144,059	75,459	3,038,408
Operations ‡
Robert T. Fraley, Ph.D.
Executive Vice	2007	543,846	1,847,413	1,879,782	770,000	270,737	112,631	5,424,409
President and Chief
Technology Officer

	In previous years, amounts earned under the company’s annual incentive plan were reported in the Bonus column of the Summary Compensation Table. Pursuant to new disclosure rules, these amounts are now reported in the Non-Equity Incentive Plan Compensation column.

‚	In addition to the aggregate change in pension value, this column includes interest earned under the company’s Deferred Payment Plan (which is set at the average Moody’s Baa Bond Index Rate in effect during the prior calendar year) to the extent that it exceeds 120% of the applicable federal long-term rate for the following proxy officers: Mr. Crews, $208; Mr. Begemann, $62; and Dr. Fraley, $4,856.

ƒ	Amounts in this column reflect the compensation set forth in the supplementary table below entitled 2007 All Other Compensation Table.

„	The actuarial present value of Mr. Grant’s accumulated benefit under our pension plans decreased $295,030 in our 2007 fiscal year, primarily due to his participation in our Third Country National (TCN) Retirement Plan, as discussed in footnote 4 to our “2007 Pension Benefits Table” on page 46. Mr. Grant’s 2007 fiscal year accrual in the TCN Retirement Plan was negative $613,809, which primarily resulted from increases in his accrued benefits under our SIP and our SIP Parity Plan, which are described below under “2007 Non-Qualified Deferred Compensation” on page 47. This negative accrual in the TCN Retirement Plan resulted in an overall negative $295,030 change in the present value of his accumulated benefits.

…	During the 2007 fiscal year, Mr. Crews served as Executive Vice President and Chief Financial Officer. He was elected to his current position on October 23, 2007.

†	During the 2007 fiscal year, Mr. Begemann served as Executive Vice President, International Commercial. He was elected to his current position on October 23, 2007.

‡	During the 2007 fiscal year, Mr. Casale served as Executive Vice President, North America Commercial. He was elected to his current position on October 23, 2007.

2007 All Other Compensation Table

The following table provides additional information on the amounts reported in the All Other Compensation column of the 2007 Summary Compensation Table.

     Company Contributions to Savings Plans

The company makes matching contributions for compensation contributed by participants in our Savings and Investment Plan, which we refer to as our “SIP,” and our SIP Parity Plan. The SIP is a tax-qualified defined contribution plan and our SIP Parity Plan is a non-qualified plan under the Code. The company’s matching contributions under the plans for each of our proxy officers for our 2007 fiscal year are set forth in the respective columns below. Information regarding the company matching contribution levels are described under “SIP Parity Plan” beginning on page 47.

     Tax Gross-Ups

The company did not provide any tax gross-ups for the proxy officers in our 2007 fiscal year, other than for club dues for Mr. Grant who used the clubs for business-related purposes.

     Perquisites

We provide only a few perquisites to our proxy officers, including:

  Limited personal use of our aircraft.
    For security, our board of directors requires our CEO, Mr. Grant, to use company aircraft for both business and personal flights. Personal use of company aircraft by Mr. Grant is reported as a perquisite.
    Other executives are occasionally permitted to use the aircraft for personal flights for extraordinary personal situations.
    Personal travel by a guest or family member of an executive, even on a business trip, is considered a perquisite to the executive.
    The incremental cost of company aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Fixed costs that do not vary based on usage are not included in the calculation of direct operating costs. The company incurs minimal incremental costs for passengers who travel as the guest of executives traveling on the aircraft for business purposes.
    We do not provide any gross-ups related to taxes on imputed income to the executives for personal use of our aircraft.
  Reimbursement for home security expenses for Mr. Grant.
  Annual club membership dues for Mr. Grant who uses the clubs for business-related purposes.
  Participation in our executive medical plan. The plan provides our executives the opportunity to obtain a comprehensive annual physical exam along with associated laboratory testing. The plan also covers related travel expenses including airfare, lodging and meals.
  When our board of directors holds a multi-day meeting to include a visit of the company’s facilities, the company invites spouses and pays all expenses associated with travel, including meals and lodging as well as other incidentals such as leisure activities. We consider these incidentals perquisites, which cost less than $2,500 for the proxy officers in our 2007 fiscal year.
  When otherwise unused for business purposes, our proxy officers may occasionally request tickets to entertainment or sporting events for personal use.

Perquisites are not included in determining an employee’s retirement benefits.

2007 All Other Compensation Table

	Company Contributions to SIP
		Non-Qualified
	Qualified Plan	Parity Plan	Tax Gross-Ups	Perquisites	Total
Name	($)	($)	($)	($)	($)
Hugh Grant	$17,480	$225,488	$8,805‚	$93,650	$345,423
Terrell K. Crews	17,480	71,275	–	–	88,755
Brett D. Begemann	15,242	44,487	–	–	59,729
Carl M. Casale	15,242	60,217	–	–	75,459
Robert T. Fraley, Ph.D.	17,480	76,278	–	18,873	112,631

	Amounts represent the aggregate incremental cost to the company of perquisites provided to our proxy officers, except for Messrs. Crews, Begemann and Casale, for whom such amounts are less than $10,000. The amounts shown include, in the case of Mr. Grant, personal use of corporate aircraft of $72,072, home security expenses, club dues, tickets and personal transportation costs; for Dr. Fraley, personal use of corporate aircraft; and, for both individuals, the board meeting perquisites described above.

‚	Gross-up relates to club dues.

____________________

2007 Grants of Plan-Based Awards

The following table provides additional information about plan-based awards granted to our proxy officers during our fiscal year ended August 31, 2007. During our 2007 fiscal year, our proxy officers generally received three types of plan-based awards:

   Annual Incentive Plan — Our annual incentive plan is designed to reward financial and operational performance that drives shareowner value. Awards under the annual incentive plan are paid in cash. For details of this plan, see the description below beginning on page 39.

   Stock Options — These options were granted on October 26, 2006 under our 2000 Long-Term Incentive Plan. One-third of the options vest on each of November 15, 2007, November 15, 2008 and November 15, 2009, or earlier under certain circumstances, such as death, disability, retirement or a change of control, as described below. The term of these options may not exceed 10 years and may be shorter as a result of certain events, such as death or termination of service.

   Performance-RSUs — These awards were granted on October 26, 2006 under our 2000 Long-Term Incentive Plan. Performance-RSUs represent the right to receive a specified number of shares of our common stock if and to the extent the performance-RSUs vest. Vesting is generally subject to (i) our attainment of specified performance criteria relating to cumulative earnings per share, cash flow and return on capital goals during the designated performance period (September 1, 2006 through August 31, 2008), and (ii) the proxy officer’s continued employment during the designated service period (September 1, 2006 through August 31, 2009). However, vesting is accelerated under certain circumstances, such as death, disability, retirement or a change of control. We describe the terms of the performance-RSUs in more detail below beginning on page 40.

In addition, Mr. Crews received the following plan-based award:

   Restricted Stock — This award was granted to Mr. Crews on January 16, 2007 under our 2000 Long-Term Incentive Plan. One-third of the shares vest on January 16, 2008 and two-thirds of the shares vest on January 16, 2009 or earlier under certain circumstances, such as death, disability, involuntary termination of employment without cause, or a change of control. Mr. Crews receives dividend payments on the restricted shares.

2007 Grants of Plan-Based Awards

			Commit-	Estimated Possible Payouts			Estimated Future Payouts			All Other	All Other	Exer-	Grant
			tee	Under Non-Equity Incentive			Under Equity Incentive			Stock	Option	cise	Date Fair
		Grant	Action	Plan Awards			Plan Awards‚			Awards;	Awards;	or Base	Value of
		Date for	Date for							Number	Number of	Price of	Stock and
		Equity-	Equity-			Maxi-	Thres-		Maxi-	of Shares	Securities	Option	Option
		Based	Based	Threshold	Target	mum	hold	Target	mum	of Stock or	Underlying	Awards	Awards
Name	Award Type	Awards	Awards	($)	($)	($)ƒ	(#)	(#)	(#)	Units (#)„	Options (#)…	($/Sh)	($)†
Hugh Grant	Annual	–	–	$400,400	$1,144,000	–	–	–	–	–	–	–	–
	Incentive
	Stock	10/26/06	10/23/06	–	–	–	–	–	–	–	248,960	$44.06	$3,370,918
	Options
	Perfor-	10/26/06	10/23/06	–	–	–	16,600	33,200	66,400	–	–	–	2,925,584
	mance RSUs
Terrell K. Crews	Annual	–	–	132,300	378,000	–	–	–	–	–	–	–	–
	Incentive
	Stock	10/26/06	10/23/06	–	–	–	–	–	–	–	72,350	44.06	979,619
	Options
	Perfor-	10/26/06	10/23/06	–	–	–	4,825	9,650	19,300	–	–	–	850,358
	mance RSUs
	Restricted	01/16/07	01/16/07	–	–	–	–	–	–	27,000	–	–	1,449,360
	Stock
Brett D. Begemann	Annual	–	–	106,925	305,500	–	–	–	–	–	–	–	–
	Incentive
	Stock	10/26/06	10/23/06	–	–	–	–	–	–	–	42,560	44.06	576,262
	Options
	Perfor-	10/26/06	10/23/06	–	–	–	2,840	5,680	11,360	–	–	–	500,522
	mance RSUs
Carl M. Casale	Annual	–	–	124,950	357,000	–	–	–	–	–	–	–	–
	Incentive
	Stock	10/26/06	10/23/06	–	–	–	–	–	–	–	63,840	44.06	864,394
	Options
	Perfor-	10/26/06	10/23/06	–	–	–	4,260	8,520	17,040	–	–	–	750,782
	mance RSUs
Robert T. Fraley, Ph.D.	Annual	–	–	134,750	385,000	–	–	–	–	–	–	–	–
	Incentive
	Stock	10/26/06	10/23/06	–	–	–	–	–	–	–	106,390	44.06	1,440,521
	Options
	Perfor-	10/26/06	10/23/06	–	–	–	7,095	14,190	28,380	–	–	–	1,250,423
	mance RSUs

	Amounts in this column represent the threshold, target and maximum payouts under our annual incentive plan with respect to our attainment of specified performance criteria for net sales (10% weighting), earnings per share (50% weighting) and cash flow (40% weighting). Threshold payout is 35% of the target annual incentive opportunity and the maximum payout is set by our Code Section 162(m) Annual Incentive Program approved by shareowners in 2006, described in footnote 3 below. See the information under “Annual Incentive Plan” beginning on page 21 for a more detailed description of awards made under our 2007 fiscal year annual incentive plan. The actual amounts earned are reported in the Non-Equity Incentive Plan Compensation column in the “2007 Summary Compensation Table” on page 34.

‚	Amounts in this column represent the threshold, target and maximum payout for performance-RSUs granted as part of the proxy officers’ 2007 fiscal year long-term incentive compensation under our 2000 Long-Term Incentive Plan. The threshold payout is 50% of target and the maximum payout is 200% of target. For each goal (cumulative earnings per share, cash flow and return on capital) for which performance is below the threshold level, one-third of the target payout number of units is forfeited. The grant date fair value of the grants was $44.06 per unit.

On October 22, 2007, we granted performance-RSUs as part of the long-term incentive component of their 2008 fiscal year compensation at the target level to the following individuals under our 2005 Long-Term Incentive Plan: Mr.

Grant, 19,900 units; Mr. Crews, 4,880 units; Mr. Begemann, 3,730 units; Mr. Casale, 4,310 units; and Dr. Fraley, 7,180 units. The grant date fair value of the grants was $87.14 per unit. These performance-RSUs were granted upon substantially the same terms and conditions described below under “Performance-RSUs,” except that the designated performance period is September 1, 2007 through August 31, 2009, and the designated service period is September 1, 2007 through August 31, 2010. The threshold payout is 50% of target, and maximum payout is 200% of target.

On October 11, 2007, we granted restricted stock units to the following proxy officers for retention purposes under our 2005 Long-Term Incentive Plan: Mr. Begemann, 20,000 units; Mr. Casale, 20,000 units; and Dr. Fraley, 25,000 units. The grant date value of the grants was $90.79 per unit. Vesting of these awards is generally conditioned on:

  achievement of positive Net Income (as defined below) in performance goals for the purpose of meeting Code Section 162(m) requirements for the September 1, 2007 through August 31, 2010 performance period; and
  the participant’s continued employment through December 15, 2010, or the “service period.”
In the event of a “change of control,” all units vest, regardless of whether the performance goal is met. After the end of the three-year performance period, we will determine whether the performance goal has been met, and, if so, the units will vest on December 15, 2010, and the participant will receive the number of shares of stock equal to the number of units granted. In addition, the participant will receive a cash payment when the units vest equal to the value of the cash dividends paid during the service period. In the case of involuntary termination of employment without cause, or death or disability, the officer would vest in a pro rata portion of units, if the performance goal is met.

ƒ	In 2006 our shareowners approved our Code Section 162(m) Annual Incentive Program which was designed to meet the requirements of Code Section 162(m), with respect to our annual incentive plan. The program imposes a maximum payment to our proxy officers subject to Code Section 162(m), which is three-quarters of one percent (.75%) of corporate net income for the applicable performance year, or $8.3 million in our 2007 fiscal year. The program applies to each of the proxy officers other than Mr. Crews. The people and compensation committee has discretion to award less than that amount and historically has paid awards based on company and individual performance measured against pre-established goals under our annual incentive plan described below. These awards have been substantially lower than the maximum amount for Code Section 162(m) purposes. The maximum applies to each of our proxy officers other than Mr. Crews. Net income is defined to exclude unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as pre-determined by the committee.

„	Amounts in this column represent shares of restricted stock granted to Mr. Crews on January 16, 2007 under our 2000 Long-Term Incentive Plan. The grant date fair value of the award was $53.68 per share.

…	Amounts in this column represent stock options granted to the proxy officers on October 26, 2006 under our 2000 Long-Term Incentive Plan. The grant date fair value was $13.54 per option. On October 22, 2007, we granted stock options as part of the long-term incentive component of their 2008 fiscal year compensation to the proxy officers under the 2005 Long-Term Incentive Plan as follows: Mr. Grant, 149,230 options; Mr. Crews, 36,580 options; Mr. Begemann, 27,980 options; Mr. Casale, 32,280 options; and Dr. Fraley, 53,800 options. The options were granted with an exercise price of $87.14 upon substantially the same terms and conditions described above, except that one-third of the options become exercisable on each of November 15, 2008, November 15, 2009, and November 15, 2010.

†	In accordance with SEC rules, amounts reported in this column for performance-RSUs disclose the maximum payout, regardless of when or whether these amounts are ultimately realized by the proxy officer. The actual amounts that will be received by the proxy officer for performance-RSUs will be determined at the end of the performance period based upon our actual performance, which may differ from the performance required to achieve maximum payout. Based on company performance in our 2007 fiscal year and the probability of payout, the column entitled “Stock Awards,” in the Summary Compensation Table includes compensation for proxy officers for the performance-RSUs granted in our 2007 fiscal year at the maximum payout level.

Additional Information Explaining 2007 Grants of Plan-Based Awards Table

   Annual Incentive Plan

Our annual incentive plan covers all of our proxy officers and other regular employees, except those who participate in a sales or manufacturing annual incentive plan or a specific business annual incentive plan. Our 2007 fiscal year annual incentive plan covered the September 1, 2006 through August 31, 2007 performance period. The plan focused the organization on achieving financial goals as shown below, all of which affect shareowner value. The following describes our 2007 fiscal year annual incentive plan:

  Before the beginning of the fiscal year, the people and compensation committee approved company financial goals for the performance period. The goals related to net sales, earnings per share (EPS) and cash flow.
  Each participant also had individual performance goals relating to business and people initiatives.
  Each participant was provided a target annual incentive opportunity. Each employee’s opportunity was determined by his or her level of responsibility and contribution to the organization. The opportunity was communicated as a percentage of base pay. The 2007 fiscal year target incentive opportunities for our proxy officers are shown on page 25.
  After the end of the performance period, the people and compensation committee determined funding for the plan based upon the company’s performance against goals for the fiscal year and other subjective performance factors. Under the terms of the plan, the people and compensation committee could exercise judgment in determining plan funding and individual awards based on strategic and market factors.
  The plan also provided for the following special consideration for the people and compensation committee to follow in determining plan funding:

  Funding at no less than 20% of the target level of funding in the event the company paid dividends with respect to each of its financial quarters ending during the fiscal year. However, if the company had not attained at least the threshold level of performance with respect to the plan’s EPS goal, the plan could not have been funded at above the 20% funding level.

For purposes of determining our company’s performance against the financial goals of our 2007 fiscal year annual incentive plan and performance-RSUs described below, financial metrics follow generally accepted accounting principles with adjustments as set forth below. The people and compensation committee may exercise discretion in making any adjustments.

  The following extraordinary items (either positive or negative) are excluded for purposes of earnings per share (but not cash flow) calculations:
  Restructuring charges and reversals;
  Impact of lawsuit outcomes;
  In–process R&D write-offs on acquisitions;
  Impact of liabilities, expenses, settlements or agreements associated with Solutia, Inc.’s reorganization plan;
  Impact of unbudgeted business sales/divestitures; or
  Impact of changes in accounting rules.
  The following extraordinary items are excluded for purposes of cash flow calculations:
  Impact of acquisitions; or
  Impact of agreements associated with Solutia Inc.’s bankruptcy

For information regarding the annual incentive awards to our proxy officers for our 2008 fiscal year, please see “2008 Fiscal Year Annual Incentive Plan” on page 25.

   Long-Term Incentive Awards

In our 2007 fiscal year, we granted long-term incentive awards to our proxy officers and other members of our executive team based on each executive’s long term incentive opportunity and provided 75% as stock options and 25% as performance-RSUs.

For all management employees other than our proxy officers and executive team members, (approximately 2,350 people), all long-term compensation was delivered in the form of stock options upon the same terms and conditions as used for proxy officers.

          Stock Options

We generally award stock options with ten year terms that vest ratably over three years, except in certain circumstances. In the event of a change of control, as defined on page 49, all options become fully vested. In the event of termination of employment for any reason before the first anniversary of the grant date, unvested options are forfeited. In the event of death, disability, involuntary termination without cause or retirement at age 50 or older, options held more than one year become fully vested. The terms and conditions of the stock options provide for single-trigger vesting so that upon a change of control, employees are provided certainty as to their equity-based compensation and afforded the same flexibility as shareowners in determining whether to continue to be tied to the company’s success following the change in control.

          Performance-RSUs

The terms and conditions of performance-RSUs granted to our proxy officers and other executive team members as a portion of the long-term incentive component of their annual compensation provide as follows:

  Vesting of the grants is subject to:
  the company’s attainment of specified performance criteria relating to cumulative earnings per share, cash flow and return on capital metrics during the designated performance period (for the 2007 fiscal year grants, the September 1, 2006 through August 31, 2008 performance period); and
  the executive’s continued employment during the designated service period (for the 2007 fiscal year grants, September 1, 2006 through August 31, 2009); or
  vesting upon a change of control of the company (as defined on page 49), based on the target number of units, in the case of a change of control during the performance period, or the number of units earned, in the case of a change of control following the performance period. The terms and conditions provide for single-trigger vesting given that it is unlikely that the pre-set performance metrics would be appropriate after the change of control. In the case of involuntary termination of employment without cause, or death or disability, the participant would vest in either (1) a pro-rata portion of units earned, if the performance goal is met, in the case of termination during the performance period, or (2) the number of units earned based on the performance goal, in the case of termination following the performance determination.
  After the end of the two-year performance period, the people and compensation committee determines performance against the goal the committee established for purposes of Code Section 162(m) prior to the start of the performance period. If the Code Section 162(m) performance goal is met, all units earned are fully deductible by the company. If the Code Section 162(m) performance goal is not met, all units are forfeited. For our 2007 fiscal year grants, the company must have positive Net Income for the September 1, 2006 through August 31, 2008 performance period. “Net Income” means gross profit (i) minus (a) sales, general and administrative expenses, (b) research and development expense, (c) amortization, (d) net interest expense, and (e) income taxes and (ii) plus or minus other income and expense, all as reported in the company’s financial statements, but excluding positive or negative effects of (1) restructuring charges and reversals, (2) the outcome of lawsuits, (3) research and development write-offs on acquisitions, (4) impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, (5) unbudgeted business sales and divestitures and (6) the cumulative effects of changes in accounting methodology made after August 31, 2006.
  If the Code Section 162(m) performance goal is met, the people and compensation committee considers a corresponding portion of the units initially awarded to each officer, from zero to 200%, as eligible for vesting based on the company’s attainment of the specified performance criteria during the performance period and the executive’s employment during the service period. If the company achieves between the threshold and target level for a goal, up to 50% of the units will be forfeited. If the company achieves target, 100% of the units will be eligible for vesting, and if the company exceeds target, up to 200% of the units will be eligible for vesting.
  Any performance-RSUs eligible for vesting will then vest and be delivered in shares of company stock if the officer meets the additional one-year service requirement.
  During the restricted period, the executive receives cash payments equal to the cash dividends that would have been paid had he or she been the record owner of shares equal to the number of performance-RSUs initially granted. For the 2008 fiscal year, dividends will be paid upon vesting, based on the number of units that vest.
  The performance-RSUs are settled by delivery of the appropriate number of shares of our common stock at the time of vesting. The officer may elect to defer payment to a later time.

The following chart shows performance-RSU grants vesting on or after August 31, 2007:

   Performance-RSU Grant Vesting Table

For
Fiscal		Performance	Performance	Vesting
Year	Grant Date	Period	Determination Date	Date
2005	10/29/2004	Fiscal Years 2005-2006	October 2006	8/31/2007
2006	10/28/2005	Fiscal Years 2006-2007	October 2007	8/31/2008
2007	10/26/2006	Fiscal Years 2007-2008	October 2008	8/31/2009
2008	10/22/2007	Fiscal Years 2008-2009	October 2009	8/31/2010

        Restricted Stock

We grant restricted stock awards from time to time with specified vesting periods. Generally, the shares are forfeited in the event of termination of employment prior to vesting. However, in the event of death, disability or involuntary termination without cause, the shares vest on a pro rata basis. In the event of a change of control, as defined on page 49, all shares become fully vested. Participants are entitled to receive dividends and to vote shares of restricted stock.

____________________

2007 Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding each proxy officers’ outstanding equity awards as of August 31, 2007. The equity awards in this table consist of stock options, restricted stock and performance-RSUs.

						Stock Awards
			Option Awards			Restricted Stock		Performance-RSUs
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards;
								Plan Awards;	Market or
								Number of	Payout Value
						Number of	Market	Unearned	of Unearned
		Number of	Number of			Shares or	Value of	Shares, Units	Shares, Units
		Securities	Securities			Units of	Shares or	or Other	or Other
		Underlying	Underlying	Option		Stock that	Units of	Rights That	Rights That
	Grant Date or	Unexercised	Unexercised	Exercise	Option	Have Not	Stock That	Have Not	Have Not
	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Have Not Vested	Vested	Vested
Name	Period	Exercisable	Unexercisable	($)	Date	(#)	($)‚	(#)ƒ	($)‚
Hugh Grant	10/26/2006		248,960	$44.0600	10/25/2016
	10/28/2005	112,308	224,612	29.2175	10/27/2015
	10/29/2004	300,414	150,206	20.8050	10/28/2014
	02/27/2004	308,940		16.1925	02/26/2014	–	–
	05/29/2003	226,000		10.2950	05/28/2013
	9/1/06-8/31/08							66,400	$4,630,736
	9/1/05-8/31/07							74,880	5,222,131
Terrell K. Crews	10/26/2006		72,350	44.0600	10/25/2016
	10/28/2005		72,732	29.2175	10/27/2015
	10/29/2004	36,368	51,072	20.8050	10/28/2014
	02/27/2004	102,148		16.1925	02/26/2014
	06/17/2003	105,040		10.6475	06/16/2013
	04/25/2003	35,580		8.0725	04/24/2013
	01/16/2007	24,000				27,000	$1,882,980
	9/1/06-8/31/08							19,300	1,345,982
	9/1/05-8/31/07							24,280	1,693,287
Brett D. Begemann	10/26/2006		42,560	44.0600	10/25/2016
	10/28/2005	21,394	42,786	29.2175	10/27/2015
	10/29/2004	54,080	27,040	20.8050	10/28/2014	–	–
	02/27/2004	20,695		16.1925	02/26/2014
	9/1/06-8/31/08							11,360	792,246
	9/1/05-8/31/07							14,280	995,887
Carl M. Casale	10/26/2006		63,840	44.0600	10/25/2016
	10/28/2005		64,186	29.2175	10/27/2015
	10/29/2004		45,066	20.8050	10/28/2014	–	–
	02/27/2004	30,892		16.1925	02/26/2014
	9/1/06-8/31/08							17,040	1,188,370
	9/1/05-8/31/07							21,400	1,492,436
Robert T. Fraley, Ph.D.	10/26/2006		106,390	44.0600	10/25/2016
	10/28/2005	53,480	106,960	29.2175	10/27/2015
	10/29/2004		75,106	20.8050	10/28/2014
	9/1/06-8/31/08					–	–	28,380	1,979,221
	9/1/05-8/31/07							35,680	2,488,323



Stock options, restricted stock and performance-RSUs become exercisable or vested in accordance with the vesting schedules below, subject to accelerated vesting under certain circumstances described in the “2007 Grants of Plan-Based Awards” section.

‚	Amounts in these columns are based on the closing stock price of $69.74 for our common stock on August 31, 2007.

ƒ	These performance-RSUs were granted in October 2006 and October 2005 and will vest, if at all, on August 31, 2009 and August 31, 2008, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through such date. As required by the SEC’s disclosure rules, the number of units shown assumes that outstanding levels of performance (200%) will be achieved. In 2008, the people and compensation committee will determine the actual levels of performance achieved for awards made in October 2006. On October 22, 2007, after evaluating our performance with respect to the financial goals of the performance-RSUs awarded in October 2005, the people and compensation committee determined that, based on our outstanding performance during the performance period, 200% of each proxy officer’s target-level award would be made available for vesting, subject to the additional service requirement.

Equity Award Vesting Summary

Stock Options:	Grant Date	One-third vests on each of:
	10/26/2006	November 15, 2007, November 15, 2008 and November 15, 2009
	10/28/2005	November 15, 2006, November 15, 2007 and November 15, 2008
	10/29/2004	November 15, 2005, November 15, 2006 and November 15, 2007
	02/27/2004	March 15, 2005, March 15, 2006 and March 15, 2007
	06/17/2003	June 17, 2004, March 15, 2005 and March 15, 2006
	05/29/2003	May 29, 2004, March 15, 2005 and March 15, 2006
	04/25/2003	April 25, 2004, March 15, 2005 and March 15, 2006
Restricted Stock:	Grant Date	Vesting
	01/16/2007	One-third vests on January 16, 2008 and two-thirds vest on
January 16, 2009
Performance-RSUs:	Performance Period	Vesting
	9/1/06 – 8/31/08	Fully vest on August 31, 2009
	9/1/05 – 8/31/07	Fully vest on August 31, 2008

____________________

2007 Option Exercises and Stock Vested

The following table provides information about the value realized by the proxy officers on exercise of stock options and vesting of stock awards during the 2007 fiscal year.

	Option Awards		Stock Awards
					Total Value
					Realized on
		Value Realized on	Number of Shares	Value Realized on	Exercise and
	Number of Shares Acquired on Exercise	Exercise	Acquired on Vesting	Vesting	Vesting
Name	(#)	($)‚	(#)	($)ƒ	($)
Hugh Grant	220,000	$12,246,350	100,160	$6,828,909	$19,075,259
Terrell K. Crews	100,000	5,574,710	34,080	2,323,574	7,898,284
Brett D. Begemann	67,763	2,776,136	18,040	1,229,967	4,006,103
Carl M. Casale	77,160	2,421,689	30,080	2,050,854	4,472,543
Robert T. Fraley, Ph.D.	126,600	4,529,457	50,080	3,414,454	7,943,911

	Amounts in these columns reflect the vesting of performance-RSUs that were granted on October 29, 2004. The units were subject to a two-year performance period (September 1, 2004 through August 31, 2006) upon which a performance determination was made and vested on August 31, 2007. Mr. Crews deferred receipt until the January following his retirement date.

‚	Amounts represent the difference between the market price upon exercise and the exercise or base price of the option upon grant.

ƒ	Amounts in this column are based on the fair market value of $68.18 for our common stock on the day prior to the vesting date of August 31, 2007.

____________________

2007 Pension Benefits Table

We maintain the following defined benefit retirement plans for the benefit of our U.S. employees: (1) the company Pension Plan, which is a tax-qualified defined benefit plan under the Code; (2) the Parity Pension Plan, which is a non-qualified defined benefit plan under the Code; and (3) the Supplemental Pension Plan, which also is a non-qualified pension plan under the Code. The disclosure that follows reflects the status of our defined benefit pension plans as of the end of the 2007 fiscal year.

Pension Plan. Prior to January 1, 1997, Former Monsanto sponsored a traditional defined benefit pension plan. Effective January 1, 1997, Former Monsanto converted this plan to a form of pension plan known as a cash balance plan. Former Monsanto similarly converted certain non-qualified pension plans that intended to offset certain federal tax limitations as to the benefits participants could receive under the Former Monsanto defined benefit plan. The cash balance plan provides benefits that are a function of two notional accounts maintained on behalf of plan participants, a “prior plan account” and a “cash balance account.” Cash balance plan participants who were employed before and after the 1997 conversion date have both a prior plan account and a cash balance account. Participants who were not employed by Former Monsanto, Pharmacia or us prior to January 1, 1997 have only a cash balance account.

The opening balance of the prior plan account was (at a minimum) the actuarial equivalent lump sum value of the executive’s old defined benefit plan monthly retirement benefit accrued prior to January 1, 1997. The formula used to calculate the opening balance for employment with Former Monsanto was the greater of 1.4% (1.2% for employees hired by Former Monsanto on or after April 1, 1986) of the average final compensation multiplied by years of service, without reduction for Social Security or other offset amounts, or 1.5% of average final compensation multiplied by years of service, less a 50% Social Security offset. Average final compensation for purposes of determining the opening balance was the greater of: (1) average compensation received during the 36 months of employment prior to 1997; or (2) average compensation received during the highest three of the five calendar years of employment prior to 1997.

In calculating the opening prior plan account balances, Former Monsanto assumed that all participants were eligible for a full, unreduced pension at age 55, rather than at age 65, the plan’s normal retirement age. For participants who had not yet reached age 55 at the time of conversion, the pension payable at age 55 was discounted to an actuarially equivalent lump sum as of the date of conversion using an 8.5% interest rate for each year that a participant’s age was less than 55. Beginning January 1, 1997, interest credits are added to the prior plan account monthly, at an annual rate of 8.5% until the participant reaches age 55 or benefits begin if earlier. Pay credits are also added to the prior plan accounts monthly, at an annual rate of 4%, until the participant retires or terminates employment, to reflect future increases in compensation that would have increased prior plan benefits.

We credit the cash balance account for all plan participants’ service beginning January 1, 1997. The cash balance account grows by the addition of various compensation-based and interest-based credits posted over the course of participants’ employment. We credit annual contributions to the cash balance account in amounts depending upon a participant’s age as follows: 3% before age 30, 4% for ages 30 to 39, 5% for ages 40 to 44, 6% for ages 45 to 49 and 7% for age 50 and over. Participants also receive contribution credits equal to 3% of eligible compensation in excess of the social security wage base. Participants who were covered under the prior traditional defined benefit plan on December 31, 1996 also received transition credits while employed based on the number of years of benefit service earned as of that date (up to a maximum of ten years). The applicable percentages and age ranges are: 2% before age 30, 3% for ages 30 to 39, 4% for ages 40 to 44, 5% for ages 45 to 49, and 6% for age 50 and over. In addition, each participant’s cash balance account accrues monthly interest credits, based on the average interest rate for 30-year Treasury Bonds for October of the prior calendar year, with a minimum rate of 5% and a maximum rate of 10%.

A pension plan participant may elect to receive his or her vested plan benefit on the first day of any month coinciding with or following the date upon which the participant’s employment with our company and affiliated companies is terminated or the participant becomes disabled (but no later than the April 1 following the calendar year in which the participant attains age 70.5). Pension plan benefits are normally paid in either a single life annuity for unmarried participants or a 50% joint and survivor annuity for married participants, with additional optional forms of benefit available, including a lump sum distribution. All available forms of distribution are actuarially equivalent to the single life annuity.

Parity Pension Plan and the Supplemental Pension Plan. We maintain the Parity Pension Plan and the Supplemental Pension Plan for certain of our U.S. management-level employees, including the proxy officers. Each plan is a non-qualified defined benefit plan.

The Parity Pension Plan provides pension benefits to participants in our tax-qualified defined benefit pension plan who cannot be provided full benefits because of the following limitations imposed by federal law and regulations: (1) the limitation on annual compensation that can be used to compute benefits under our tax-qualified defined benefit plan, which was $225,000 in 2007 and is indexed for inflation thereafter; and (2) the limitation on the amount of benefits that can be paid as a single life annuity each year, which was generally $180,000 in 2007 and is indexed for inflation thereafter. The amount of a participant’s Parity Pension Plan benefit is the excess of the amount of benefit that would he or she would have received under our tax-qualified defined benefit pension but for either or both of the limitations.

Our Supplemental Pension Plan provides a benefit to participants in our tax-qualified defined benefit plan who defer payment of all or a portion of an annual incentive award under our Deferred Payment Plan described on page 47, since the deferred amount may not be considered compensation for purposes of calculating benefits under our tax-qualified defined benefit plan. The amount of a participant’s Supplemental Pension Plan benefit is the excess of the amount of benefit that he or she would have received under our tax-qualified defined benefit pension but for the deferral of the annual incentive award.

Parity Pension Plan and Supplemental Pension Plan benefits are vested only to the extent a participant’s tax-qualified defined benefit pension plan benefits are vested, but are forfeited in the event of a termination for cause. Currently, Parity Pension Plan and Supplemental Pension Plan benefits may be paid in one of three forms:

  an automatic lump-sum on the first January 1 or July 1 that is six months following termination of employment;
  in the same form as pension plan benefits beginning the first January 1 or July 1 that is six months following termination of employment, but only if pension plan benefits are paid; or
  deferred at least three years following termination of employment and paid in a lump-sum, term certain, or over a participant and his or her spouse’s joint life expectancies, calculated either at benefits commencement or recalculated each year benefits are paid, with residual payments to a beneficiary if applicable.

During any waiting or deferral period, we credit participants’ Parity Pension Plan and Supplemental Pension Plan benefits with interest, currently based on the prior year’s average of the average Moody’s Baa Bond Index, which was 6.06% for the first four months and 6.48% for the next eight months of our 2007 fiscal year. A Parity Pension Plan or Supplemental Pension Plan participant may request an emergency benefit distribution during the waiting period, deferral period or after benefit payments have begun if he or she incurs a severe, unforeseeable financial hardship.

The following table reports the present value of accumulated benefits payable to each of our proxy officers under our defined benefit retirement plans. For the Parity Pension Plan and Supplemental Retirement Plan, the present value of the accumulated benefit has been calculated assuming, for valuation purposes only, that each of our proxy officers will remain in service until age 65, that the discount rate is 6.05%, and the benefit is payable as a lump sum. For the Pension Plan, the present value of the accumulated benefit has been calculated assuming, for valuation purposes only, that each of our proxy officers will remain in service until age 65, that the discount rate is 6.05%, and that 80% of the benefit is payable as a lump sum and the remainder as a single life annuity. For the benefits plan for Third Country Nationals, the present value of the accumulated benefit has been calculated assuming, for valuation purposes only, that participants will remain in service until age 65, that the discount rate is 6.05%, that the UK discount rate is 5.80%, that the lump sum interest rate is 6.05%, that the currency conversion rate for the British pound to the United States dollar is 2.0157 to 1 and that the benefit is payable as a lump sum. The post-retirement mortality assumption for all of the retirement plans is based on the “RP2000 healthy no collar combined table,” projected to 2010.

2007 Pension Benefits Table

		Number
		of Years	Present Value	Payments
		Credited	of Accumulated	During Last
		Service	Benefits	Fiscal Year
Name	Plan Name	(#)	($)	($)
Hugh Grant	Pension Plan (US)	11.67	$177,053	-
	Parity Pension Plan (US)‚	11.67	1,236,288	-
	Pension Plan (United Kingdom)„	15.04	294,211	-
	Benefits Plan for Third Country Nationals„	26.71	792,392	-
	Total		2,499,944	-
Terrell K. Crews	Pension Plan	30.21	580,733	-
	Parity Pension Plan‚	30.21	698,358	-
	Supplemental Pension Planƒ	30.21	8,399	-
	Total		1,287,490	-
Brett D. Begemann	Pension Plan	24.63	344,542	-
	Parity Pension Plan‚	24.63	372,355	-
	Supplemental Pension Planƒ	24.63	22,777	-
	Total		739,674	-
Carl M. Casale	Pension Plan	23.12	352,114	-
	Parity Pension Plan‚	23.12	543,995	-
	Total		896,109	-
Robert F. Fraley, Ph.D.	Pension Plan	26.67	638,394	-
	Parity Pension Plan‚	26.67	1,484,711	-
	Supplemental Pension Planƒ	26.67	109,788	-
	Total		2,232,893	-

	The estimated August 31, 2007 account balances under our Pension Plan (as opposed to the present value of accumulated benefits shown in the table) are as follows: Mr. Grant, $210,988; Mr. Crews, $820,715; Mr. Begemann, $446,811; Mr. Casale, $459,428; and Dr. Fraley, $929,694.

‚	The estimated August 31, 2007 account balances under our Parity Pension Plan (as opposed to the present value of accumulated benefits shown in the table) are as follows: Mr. Grant, $1,446,623; Mr. Crews, $816,593; Mr. Begemann, $446,872; Mr. Casale, $659,105; and Dr. Fraley, $1,821,943.

ƒ	The estimated August 31, 2007 account balances under our Supplemental Pension Plan (as opposed to the present value of accumulated benefits shown in the table) are as follows: Mr. Crews, $9,567; Mr. Begemann, $27,335; and Dr. Fraley, $183,768.

„	In addition to the retirement benefits for Mr. Grant based on his years of service as our employee in the U.S., Mr. Grant is also eligible for regular retirement benefits based on his years of service as our employee outside the United States in the United Kingdom. The U.K. plan is closed to new entrants. Mr. Grant ceased accruing benefits in the U.K. plan in January 1996 when he moved to the U.S. The plan is a cash balance plan, and his benefit is calculated as (i) 18% times final plan salary, times (ii) pre-January 1, 1995 service, plus (iii) 20%, times (iv) final plan salary, times (v) post-January 1, 1995 plan service. Benefits for service prior to 1993 must be no less than the amounts offered under a prior U.K. pension plan. Benefits increase in accordance with cost-of-living indices. In addition, Mr. Grant participates in our Third Country National (TCN) Retirement Plan, which was our regular, non-qualified pension plan designed to protect retirement benefits for employees serving in more than one country. The TCN Retirement Plan is a supplemental plan, and is designed to provide a target level of benefits based on a career which includes international service. The target benefit is set as a percentage of final pay and is offset by cumulative benefits from each other retirement plan in which Mr. Grant participates.

____________________

2007 Non-Qualified Deferred Compensation

We maintain two non-qualified deferred compensation plans for certain of our management-level U.S. employees: (1) the Savings and Investment Parity Plan, which we refer to as our “SIP Parity Plan,” and (2) our Deferred Payment Plan.

   SIP Parity Plan

Participants in our SIP, which is a tax-qualified 401(k) plan, may contribute up to 25% of eligible pay. We make a matching contribution equal to 60% of up to the first 7% of compensation contributed by the participant. Further, we may make an annual discretionary matching contribution on participants’ contributions up to 10% of their pay.

Once contributions to the SIP reach a Code limit on compensation or contributions, amounts are contributed to the SIP Parity Plan. Employee contributions to the SIP Parity Plan are fully vested; however, matching contributions vest 20% per year over five years. We credit contributions to the SIP Parity Plan with earnings or losses that match the performance of one or more investment fund options available under the SIP in book accounts. We currently offer 15 investment options, which provided returns ranging from 3.7% to 21.9% for our 2007 fiscal year, or approximately 47.5% in the case of the book accounts based on our common stock. A participant may change his or her investment choices at any time, except that reallocations involving our common stock funds must be made in compliance with our policies on trading our stock. The SIP Parity Plan provides for payment following termination of employment in a lump sum or through a deferral election not later than age 70.5 in any form of payment allowed under the Pension Parity Plan. After termination of employment, we credit accounts with interest, currently based on the prior year’s average of the average Moody’s Baa Bond Index Rate, as in effect from time to time, which was 6.06% for the first four months and 6.48% for the next eight months of our 2007 fiscal year. If approved by the plan’s administrative committee, at its discretion, a participant may receive an early distribution of benefits if he or she incurs a severe, unforeseeable financial hardship.

   Deferred Payment Plan

Our Deferred Payment Plan provides certain management-level employees the opportunity to defer, until a specific date in the future or until termination of employment or beyond, the receipt of all or a portion of cash compensation they may earn under our annual incentive plan. The Deferred Payment Plan permits participants to choose between or among two investments. Under the cash election, earnings on deferred amounts will accrue at a rate equivalent to the average yield of the Moody’s Baa Bond Index for the prior calendar year. Under the stock election, earnings on deferred amounts will accrue at a rate that tracks the performance of our common stock (including reinvestment of dividends), with deferred amounts converted into hypothetical stock units based on the average trading price during the preceding ten trading days. Participants may transfer between funds subject to certain rules and procedures. Amounts are distributed on either a date specified by the participant at the time of the deferral election or in a lump sum or monthly installments for up to ten years following retirement. Amounts attributable to the stock election will be paid in shares of our common stock unless the participant otherwise elects to receive cash. If approved by the plan’s administrative committee, at its discretion, a participant may receive an early distribution of benefits if he or she incurs a severe, unforeseeable financial hardship.

The following table provides information for each of our proxy officers regarding aggregate individual and company contributions and aggregate earnings for our 2007 fiscal year and year-end account balances under our deferred compensation plans:

Non-Qualified Deferred Compensation Table

	Executive	Monsanto	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name and Non-Qualified Plan	($)	($)‚	($)	($)	($)ƒ
Hugh Grant
SIP Parity Plan	$319,449	$225,488	$1,150,870	–	$5,404,664
Deferred Payment Plan	–	–	–	–	–
Terrell K. Crews
SIP Parity Plan	92,423	71,275	274,050	–	1,357,050
Deferred Payment Plan	–	–	43,134	–	159,106
Brett D. Begemann
SIP Parity Plan	46,712	44,487	179,349	–	785,640
Deferred Payment Plan	–	–	227,693	–	707,545
Carl M. Casale
SIP Parity Plan	63,135	60,217	127,832	–	747,326
Deferred Payment Plan	–	–	–	–	–
Robert T. Fraley, Ph.D.
SIP Parity Plan	98,654	76,278	494,152	–	2,439,634
Deferred Payment Plan	–	–	46,744	–	762,945

	Amounts in this column reflect the proxy officers’ deferral of compensation. Executive deferrals of salary for the 2007 fiscal year into the SIP Parity Plan are also included in the Salary column of the 2007 Summary Compensation Table on page 34 and are as follows: Mr. Grant, $104,069; Mr. Crews, $32,423; Mr. Begemann, $18,012; Mr. Casale, $20,785; and Dr. Fraley, $33,654. The 2006 annual incentive award was paid in the 2007 fiscal year. Deferrals of the 2006 annual incentive award into the SIP Parity Plan and the Deferred Payment Plan are included in this column and were included in the Bonus column of last year’s Summary Compensation Table.

‚	Amounts in this column reflect our matching contributions. These amounts are also included in the All Other Compensation column of the “2007 Summary Compensation Table” on page 34.

ƒ	Includes, among other things, executive contributions from salary or incentive compensation reported in the Summary Compensation Table of our previous proxy statements for the year earned to the extent the officer was a proxy officer for that period.

____________________

Potential Payments Upon Termination or Change of Control

We have entered into change of control employment security agreements with each of the proxy officers and other executives that may require us to make payments to these individuals in the event of the termination of their employment following a change of control. In addition, many of our executive compensation, benefit and deferred compensation plans provide the proxy officers with certain rights or the right to receive payments in the event of the termination of their employment.

   Change of Control Employment Security Agreements

Under the terms of the agreements, each proxy officer is generally an employee at-will until and unless the occurrence of a change of control. Upon a change of control, we will provide certain protections for a period of time to the proxy officers, including the payment of specified termination benefits if their employment is terminated during the period. If a proxy officer incurs an involuntary termination of employment or a termination of employment for good reason after the occurrence of a change of control while his agreement is in effect, he would not be entitled to severance pay or benefits under any company severance plan or program. In August 2007, our board of directors amended certain provisions of the agreements, as more particularly described on page 29.

As amended, a “change of control” generally means:

  Any other person or entity acquires beneficial ownership of 20% or more of our outstanding common stock or the combined voting power over our outstanding voting securities;
  The incumbent directors, as defined in the agreements, cease for any reason to constitute at least a majority of the board;
  The completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or
  Our shareowners approve a complete liquidation or dissolution.

The same definition is used with respect to the equity awards included in the tables below.

Terms of Employment Following a Change of Control. Upon a change of control, the agreement establishes certain protections in the form of fixed terms of employment during a “protected period” for two years following the first day during the term of the agreement on which a change of control occurs. More specifically, during the protected period, we provide the proxy officer certain guarantees with respect to the officer’s position, job location and travel requirements. In addition, during the protected period, we guarantee the proxy officer certain minimums with respect to base salary, annual incentive plan award payments, incentive opportunities and other benefits. The guaranteed benefits are generally determined, as appropriate, in accordance with the most favorable plans, practices, policies and programs in effect during the 120-day period before the change of control or afterwards, as applicable, to peer executives at our company:

  An annual base salary which shall, at minimum, be equal to 12 times the highest monthly base salary paid or payable to that proxy officer and which shall be paid at such intervals as we pay other executive salaries;
  An annual cash bonus which shall, at minimum, be equal to the proxy officer’s “average bonus,” which is generally the average annual incentive plan award payment earned by the proxy officer in the three fiscal years prior to a change of control and which shall be paid no later than two and a half months after the end of the fiscal year next following the fiscal year in which the annual cash bonus is awarded;
  Participation in all long-term, stock-based and other incentive plans and practices;
  Participation in all savings and retirement plans and programs;
  Together with his or her family, as the case may be, participation in all benefits under welfare benefit plans and programs (including without limitation medical, prescription drug, dental, vision, disability, life insurance, accidental death and dismemberment, and travel accident insurance plans and programs);
  Reimbursement for reasonable expenses; and
  Paid vacation.

Termination Other than for Cause or Disability; Voluntary Termination for Good Reason. If the proxy officer is terminated other than for cause or disability, or the officer terminates employment for “good reason” during the “protected period” following a change of control and executes a timely release, the proxy officer is entitled to a lump sum payment within 30 days after the termination date or, if later, within five days after the proxy officer executes a release of claims equal to the following:

  Base salary through the termination date, plus accrued pay in lieu of unused vacation;
  A pro-rata portion of the officer’s “average bonus;” and
  The product of three times the sum of (i) annual base salary, (ii) “average bonus,” and (iii) our employer matching contributions made or credited to the proxy officer under our SIP and SIP Parity Plan, and any other defined contribution plan that the officer participates in immediately prior to the date of termination, for the most recent plan year that ended before the change of control, or, if higher, for the most recent plan year that ended after the date of the change of control.

All benefits accrued through the termination date under our Pension Plan and supplemental pension or retirement plans will be vested and paid in accordance with their terms. In addition, a lump sum payment will be made within 30 days after the termination date or, if later, within five days after the proxy officer executes a release of claims equal to the amount of incremental benefits that would have accrued (whether or not vested) under those plans through the end of a three-year severance period.

Each proxy officer is eligible for outplacement benefits, in accordance with our normal practice for our most senior executives and specified welfare benefits (i.e., medical, prescription drug, dental, vision, disability and life insurance), through the end of the severance period. Further, for purposes of eligibility for retiree welfare benefits, the executive will be considered to have remained employed until the end of the severance period and to have retired on the last day and, if age 50 on the termination date, will be entitled to receive retiree medical benefits at least as favorable as those available on the date of the change in control.

“Good reason” generally means:

  a material diminution in authority, duties or responsibilities of the executive or the individual or group to whom he or she reports or his or her budgetary authority;
  a material failure by the company with respect to provisions in the agreement regarding the executive’s position, location, duties, responsibilities or compensation;
  any purported termination by the company of his or her employment except as expressly permitted under the agreement; or
  any failure by the company to require a successor to expressly assume the agreement.

In order to terminate employment for “good reason,” the proxy officer must first provide us with notice of the existence of an event or condition constituting “good reason” within 90 days after such event or condition initially occurs and allow us 30 days to cure such event or condition.

Termination for Death or Disability. If the proxy officer is terminated on account of death or disability during the “protected period” following a change of control, the company will pay the proxy officer (or his estate or beneficiaries):

  a lump sum cash payment of all base salary accrued through the termination date, plus accrued pay in lieu of unused vacation;
  a pro-rata portion of the officer’s “average bonus;”
  in the case of death, death benefits to the proxy officer’s estate or beneficiaries which are at least as favorable as death benefits provided to peer executives of our company; and
  in the case of disability, disability benefits to the proxy officer and/or his family which are at least as favorable as disability benefits provided to peer executives of our company.

Termination for Cause or Voluntary Termination Other than for Good Reason. If the proxy officer is terminated for cause during the “protected period” following a change of control, the company must pay the proxy officer base salary and provide him his benefits through the termination date. Cause is defined as a proxy officer’s:

  willful and continued failure to perform substantially his or her duties, subject to certain exceptions for incapacity and “good reason” terminations; or
  willful and illegal conduct or gross misconduct that materially and demonstrably injures our company.

If the proxy officer voluntarily terminates, other than for good reason, during the “protected period,” the company must pay the proxy officer in a lump sum in cash within 30 days of the date of termination:

  a lump sum cash payment of all base salary accrued through the termination date, plus accrued pay in lieu of unused vacation; and
  a pro-rata portion of the officer’s “average bonus.”

Tax Gross-Up Payments. If any payment to an officer would be subject to excise tax, we will pay the executive a gross-up payment (whether or not his or her employment has terminated), so that, after payment of taxes and excise taxes on the payment, the officer retains an amount of the gross-up payment equal to the applicable excise tax. However, if the payment subject to the tax does not exceed 110% of the amount that would not trigger an excise tax, the company would instead reduce the payments under the agreement to the executive accordingly (unless the excise tax would not thereby be avoided).

   Potential Impact on Compensation Upon Termination or Change of Control

The following tables show potential incremental payments, benefits and equity award accelerations and forfeitures upon termination of our proxy officers or a change of control. The amounts are determined under existing agreements and plans under various termination scenarios. The amounts assume that the terminations or change of control were effective as of August 31, 2007 and use the closing price of our common stock on that date of $69.74 per share. Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. All amounts are estimates of the amounts which would be paid to the proxy officers upon their termination or as a result of the change of control. Because the compensation impact upon termination or a change of control depends on several factors, the actual impact can only be determined at the time of the event. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis, except in the case of amounts contained under Annual Benefit Value.

The proxy officers would also be eligible to exercise their vested, non-forfeited equity-based awards and receive their accrued compensation, retirement and other benefits and deferred compensation. For information about these previously earned and accrued amounts, see the “2007 Summary Compensation Table,” “2007 Outstanding Equity Awards at Fiscal Year End,” “2007 Pension Benefits Table” and “Non-Qualified Deferred Compensation” table located elsewhere in this proxy statement.

Our proxy officers participate in our company’s broad-based Separation Pay Plan covering our full-time U.S. employees which would provide severance benefits in the event of his involuntary termination without cause absent a change of control. For each proxy officer, the severance benefits would be equal to 15 months of his monthly base salary in effect at the time of the termination, plus the average of his annual incentive plan awards paid to him under our annual incentive plan for the three prior years.

Unvested stock options, restricted stock and performance-RSUs vest under certain circumstances, as described in footnotes 1, 2, and 3 to the tables below, including in the event of a change of control, regardless of any termination of employment. The value of such awards are reflected in the “Change of Control Without Termination” column and, accordingly, are not also reflected in the “Change of Control” column under “Termination.”

The tables generally do not reflect amounts with respect to plans or arrangements that are available generally to all employees. However, the table does reflect estimated severance benefits for involuntary not for cause termination based on the same formula used in determining all other U.S. employee severance pay upon involuntary termination other than for cause.

Potential Impact on Compensation Upon Termination or Change of Control Table

Hugh Grant

	Termination Event						Change of
Potential Impact on							Control
Compensation Upon		Involuntary				Change of	Without
Termination or Change of	Voluntary	Not for Cause	For Cause	Death	Disability	Control	Termination
Control	($)	($)	($)	($)	($)	($)†	($)†
Cash Payments
Severance Payment	–	$3,914,583	–	–	–	$9,395,000	–
Payments in Lieu of
Additional Savings Plan
and Retirement Plan
Credits	–	–	–	–	–	2,478,817	–
Equity Value
Stock Options	–	16,452,170	–	$16,452,170	$16,452,170	–	$22,845,463
Performance-RSUs‚	–	7,537,499	–	7,537,499	7,537,499	–	4,926,434
Benefits
Excise Tax & Gross-up	–	–	–	–	–	–	–
Outplacement Services	–	25,000	–	–	–	25,000	–
Total	–	27,929,252	–	23,989,669	23,989,669	11,898,817	27,771,897
Forfeited Equity Value
Stock Options	($22,845,463)	(6,393,293)	($72,074,758)	(6,393,293)	(6,393,293)	–	–
Performance-RSUs	(9,852,867)	(2,315,368)	(9,852,867)	(2,315,368)	(2,315,368)	–	–
Total	(32,698,330)	(8,708,661)	(81,927,625)	(8,708,661)	(8,708,661)	–	–
Annual Benefit Value
Enhanced Health &
Welfare Benefits„	–	–	–	–	–	19,634	–
Disability Payment
under the Third Country
National Retirement
Plan…	–	–	–	–	982,959	–	–

     For an explanation of numeric footnotes, see footnotes on page 56.

Potential Impact on Compensation Upon Termination or Change of Control Table

Terrell K. Crews

	Termination Event						Change of
Potential Impact on							Control
Compensation Upon		Involuntary				Change of	Without
Termination or Change of	Voluntary	Not for Cause	For Cause	Death	Disability	Control	Termination
Control	($)	($)	($)	($)	($)	($)†	($)†
Cash Payments
Severance Payment	–	$1,387,500	–	–	–	$3,420,000	–
Payments in Lieu of
Additional Savings Plan
and Retirement Plan
Credits	–	–	–	–	–	1,036,703	–
Equity Value
Stock Options	$5,446,491	5,446,491	–	$5,446,491	$5,446,491	–	$7,304,439
Performance-RSUs‚	–	–	–	–	–	–	336,496
Restricted Stockƒ	–	546,064	–	546,064	546,064	–	1,882,980
Benefits
Excise Tax & Gross-up	–	–	–	–	–	–	–
Outplacement Services	–	25,000	–	–	–	25,000	–
Total	5,446,491	7,405,055	–	5,992,555	5,992,555	4,481,703	9,523,915
Forfeited Equity Value
Stock Options	(1,857,948)	(1,857,948)	($22,983,934)	(1,857,948)	(1,857,948)	–	–
Performance-RSUs	(672,991)	(672,991)	(3,039,269)	(672,991)	(672,991)	–	–
Restricted Stock	(1,882,980)	(1,336,916)	(1,882,980)	(1,336,916)	(1,336,916)	–	–
Total	(4,413,919)	(3,867,855)	(27,906,183)	(3,867,855)	(3,867,855)	–	–
Annual Benefit Value
Enhanced Health &
Welfare Benefits„	–	11,700	–	–	–	12,265	–

     For an explanation of numeric footnotes, see footnotes on page 56.

Potential Impact on Compensation Upon Termination or Change of Control Table

Brett D. Begemann

	Termination Event						Change of
Potential Impact on							Control
Compensation Upon		Involuntary				Change of	Without
Termination or Change of	Voluntary	Not for Cause	For Cause	Death	Disability	Control	Termination
Control	($)	($)	($)	($)	($)	($)†	($)†
Cash Payments
Severance Payment	–	$1,166,667	–	–	–	$2,800,000	–
Payments in Lieu of
Additional Savings Plan
and Retirement Plan
Credits	–	–	–	–	–	631,338	–
Equity Value
Stock Options	–	3,056,998	–	$3,056,998	$3,056,998	–	$4,149,939
Performance-RSUs‚	–	1,392,010	–	1,392,010	1,392,010	–	894,067
Benefits
Excise Tax & Gross-up	–	–	–	–	–	–	–
Outplacement Services	–	25,000	–	–	–	25,000	–
Total	–	5,640,675	–	4,449,008	4,449,008	3,456,338	5,044,006
Forfeited Equity Value
Stock Options	($4,149,939)	(1,092,941)	($8,771,448)	(1,092,941)	(1,092,941)	–	–
Performance-RSUs	(1,788,134)	(396,123)	(1,788,134)	(396,123)	(396,123)	–	–
Total	(5,938,073)	(1,489,064)	(10,559,582)	(1,489,064)	(1,489,064)	–	–
Annual Benefit Value
Enhanced Health &
Welfare Benefits„	–	–	–	–	–	12,681	–

     For an explanation of numeric footnotes, see footnotes on page 56.

Potential Impact on Compensation Upon Termination or Change of Control Table

Carl M. Casale

	Termination Event						Change of
Potential Impact on							Control
Compensation Upon		Involuntary				Change of	Without
Termination or Change of	Voluntary	Not for Cause	For Cause	Death	Disability	Control	Termination
Control	($)	($)	($)	($)	($)	($)†	($)†
Cash Payments
Severance Payment	–	$1,343,146	–	–	–	$3,345,000	–
Payments in Lieu of
Additional Savings Plan
and Retirement Plan
Credits	–	–	–	–	–	771,962	–
Equity Value
Stock Options	–	4,806,282	–	$4,806,282	$4,806,282	–	$6,445,693
Performance-RSUs‚	–	2,086,621	–	2,086,621	2,086,621	–	1,340,403
Benefits
Excise Tax & Gross-up	–	–	–	–	–	–	–
Outplacement Services	–	25,000	–	–	–	25,000	–
Total	–	8,261,049	–	6,892,903	6,892,903	4,141,962	7,786,096
Forfeited Equity Value
Stock Options	($6,445,693)	(1,639,411)	($8,099,882)	(1,639,411)	(1,639,411)	–	–
Performance-RSUs	(2,680,806)	(594,185)	(2,680,806)	(594,185)	(594,185)	–	–
Total	(9,126,499)	(2,233,596)	(10,780,688)	(2,233,596)	(2,233,596)	–	–
Annual Benefit Value
Enhanced Health &
Welfare Benefits„	–	–	–	–	–	18,745	–

     For an explanation of numeric footnotes, see footnotes on page 56.

Potential Impact on Compensation Upon Termination or Change of Control Table

Robert T. Fraley, Ph.D.

	Termination Event						Change of
Potential Impact on							Control
Compensation Upon		Involuntary				Change of	Without
Termination or Change of	Voluntary	Not for Cause	For Cause	Death	Disability	Control	Termination
Control	($)	($)	($)	($)	($)	($)†	($)†
Cash Payments
Severance Payment	–	$1,526,042	–	–	–	$3,662,500	–
Payments in Lieu of
Additional Savings Plan
and Retirement Plan
Credits	–	–	–	–	–	1,130,176	–
Equity Value
Stock Options	$8,009,599	8,009,599	–	$8,009,599	$8,009,599	–	$10,741,694
Performance-RSUs‚	–	–	–	–	–	–	494,805
Benefits
Excise Tax & Gross-up	–	–	–	–	–	–	–
Outplacement Services	–	25,000	–	–	–	25,000	–
Total	8,009,599	9,560,641	–	8,009,599	8,009,599	4,817,676	11,236,499
Forfeited Equity Value
Stock Options	(2,732,095)	(2,732,095)	($12,908,837)	(2,732,095)	(2,732,095)	–	–
Performance-RSUs	(989,611)	(989,611)	(4,467,544)	(989,611)	(989,611)	–	–
Total	(3,721,706)	(3,721,706)	(17,376,381)	(3,721,706)	(3,721,706)	–	–
Annual Benefit Value
Enhanced Health &
Welfare Benefits„	–	11,700	–	–	–	19,698	–

     Footnotes to tables located on pages 52-56:

	These amounts reflect the value of accelerated vesting of stock option awards based on our closing stock price on August 31, 2007 of $69.74. In the event of termination of employment for any reason before the first anniversary of the grant date, the options are forfeited. In the event of death, disability, involuntary termination without cause or retirement at age 50 or older, options held more than one year become fully vested. In the event of a change of control, as defined on page 49, all options become fully vested.

‚	These amounts are based on our closing stock price on August 31, 2007 of $69.74. In the case of involuntary termination of employment without cause, or death or disability, vesting at the normal date is as follows: after the performance determination (1) a pro-rata portion of units earned, if the performance goal is met, in the case of termination during the performance period, or (2) the number of units earned based on the performance goal, in the case of termination during the service period. For purposes of valuation, the tables assume that outstanding levels of performance (200%) will be achieved. It is anticipated that in October 2008, the people and compensation committee will determine the actual levels of performance achieved for awards made in October 2006. On October 22, 2007, after evaluating our performance with respect to the financial goals of the performance-RSUs awarded in October 2005, the people and compensation committee determined that, based on our outstanding performance during the performance period, 200% of each proxy officer’s target-level award would be made available for vesting, subject to the additional service requirement. As Mr. Crews and Dr. Fraley are age 50 or older, their awards would become fully vested upon retirement. Accordingly, the tables do not reflect value of unvested performance-RSUs held by participants age 50 or older, as such awards vest in any termination event other than a termination “for cause.” The units also fully vest upon a change of control, which is based on the target number of units, in the case of a change of control during the performance period, or the number of units earned, in the case of a change of control following the performance determination.

ƒ	Reflects pro rata vesting of restricted stock award in the case of involuntary termination of employment without cause, or death or disability and accelerated vesting in the case of a change of control.

„	This amount reflects the annual value of extended health and welfare benefit coverage for our proxy officers. In the event of an involuntary termination of employment without cause, Mr. Crews and Dr. Fraley would be eligible for retiree medical benefits. The net present value of the retiree medical benefits is: Mr. Crews, $104,563; and Dr. Fraley, $89,545. In the event of a change of control, the annual value of the extended health and welfare benefit coverage would continue for three years. The net present value of the extended health and welfare benefit coverage and retiree medical benefits for our proxy officers is: Mr. Grant, $152,337; Mr. Crews, $107,059; Mr. Begemann, $35,862; Mr. Casale, $53,014; and Dr. Fraley, $113,042.

…	This amount reflects the annual payment that would be made pursuant to the TCN retirement plan upon disability, as offset by our U.S. disability plan. Annual payments continue until age 65 as long as a participant is disabled. The net present value of future payments until age 65, assuming continued disability and no mortality, is $10,498,590.

†	In the event of a termination coincident with a Change of Control, the officer would receive the value from both columns.

____________________

Stock Ownership of Management and Certain Beneficial Owners

Information is set forth below regarding beneficial ownership of our common stock, to the extent known to us, by:

  each person who is a director or nominee;
  each proxy officer;
  all directors and executive officers as a group; and
  each person known to us to be the beneficial owner of 5% or more of our common stock.

Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is as of August 31, 2007, except as otherwise noted. The business address for each of our directors and proxy officers listed below is c/o Monsanto Company, 800 North Lindbergh Blvd., St. Louis, Missouri 63167.

	Shares of	Shares
	Common Stock	Underlying
	Owned Directly	Options
	or	Exercisable
	Indirectly	Within 60 Days	Total
Name	(#),‚	(#)ƒ	(#)„
Hugh Grant	350,241	1,293,161	1,643,402
Frank V. AtLee III	70,584	—	70,584
John W. Bachmann	33,431	—	33,431
Arthur H. Harper	9,374	—	9,374
Gwendolyn S. King	30,609	20,000	50,609
C. Steven McMillan	37,267	—	37,267
William U. Parfet	263,812	20,000	283,812
George H. Poste, D.V.M., Ph.D.	18,842	20,000	38,842
Robert J. Stevens	38,015	20,000	58,015
Brett D. Begemann	67,768	158,791	226,559
Carl M. Casale	49,892	129,332	179,224
Terrell K. Crews	117,643	414,691	532,334
Robert T. Fraley, Ph.D.	96,808	217,530	314,338
All directors and executive officers as a group (23 persons)	1,506,675	2,863,741	4,370,416
FMR Corp. …	55,961,473	—	55,961,473
Marsico Capital Management, LLC †	39,150,260	—	39,150,260

	Includes the following shares of deferred common stock deliverable to each non-employee director as compensation under the Directors’ Plan as described beginning on page 12: Mr. AtLee, 56,155; Mr. Bachmann, 19,231; Mr. Harper, 1,567; Ms. King, 27,257; Mr. McMillan, 35,267; Mr. Parfet, 33,396; Dr. Poste, 18,842; Mr. Stevens, 28,015; and

directors as a group, 219,730. Shares of deferred stock are credited in the form of hypothetical shares to a stock unit account on the first day of the plan year and vest in installments as of the last day of each calendar month during the plan year. Hypothetical shares are credited with dividend equivalents, also in the form of hypothetical shares. No director has voting or investment power of such shares until distributed in accordance with the terms of the Directors’ Plan, generally upon termination of service.

‚	Includes the indicated number of shares of our common stock beneficially owned by the following individuals under our SIP Plan: Mr. Grant, 5,173; Mr. Crews, 6,377; Mr. Begemann, 5,034; Mr. Casale, 726; Dr. Fraley, 8,981; and executive officers as a group, 73,159. Excludes the indicated number of hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under our SIP Parity Plan: Mr. Grant, 34,633; Mr. Crews, 10,921; Mr. Begemann, 6,387; Mr. Casale, 3,011; Dr. Fraley, 15,079; and executive officers as a group, 104,817. Excludes the number of hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under the Deferred Payment Plan: Mr. Crews, 1,806; Mr. Begemann, 9,972; and executive officers as a group, 13,704. Also excludes the number of units credited to a bookkeeping account as deferred shares in the name of the following individuals who elected to defer receipt of shares upon vesting in accordance with the terms and conditions of performance-RSUs granted under the 2000 Long-Term Incentive Plan: Mr. Grant, 68,640; Mr. Crews, 57,440; and executive officers as a group, 174,760.

ƒ	The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. For purposes of this table, we have used January 30, 2008 as the cut-off date, which is 60 days after December 1, 2007. The shares indicated represent shares underlying stock options granted under the 2000 Long-Term Incentive Plan. The shares underlying options cannot be voted.

„	The percentage of shares of our outstanding common stock, including options exercisable within 60 days after December 1, 2007, beneficially owned by any director or executive officer does not exceed 1%. The percentage of shares of our outstanding common stock, including options exercisable within 60 days after December 1, 2007, beneficially owned by all directors and executive officers as a group is 0.8%.

…	Information is based on an amendment to Schedule 13G filed with the SEC on February 14, 2007, filed by FMR Corp. and its affiliates in their capacity as investment advisors. FMR Corp.’s shares represent 10.2% of our outstanding common stock. FMR Corp.’s business address is 82 Devonshire Street, Boston, MA 02109.

†	Information is based on a Schedule 13G filed with the SEC on February 13, 2007, filed by Marsico Capital Management, LLC (“Marsico”). Marsico’s shares represent 7.2% of our outstanding common stock. Marsico’s business address is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

Report of the Audit and Finance Committee

The company’s audit and finance committee operates pursuant to a charter adopted and amended from time to time by our company’s board of directors. We have numerous oversight responsibilities beyond those related to the audited financial statements and the retention and oversight of the company’s independent registered public accounting firm. One of the requirements contained in the audit and finance committee charter is that all committee members meet the independence and experience requirements of the listing standards of the NYSE. Our board of directors believes that all members of the audit and finance committee meet these requirements and are “independent,” as that term is used in relevant SEC rules. In addition, under the audit and finance committee’s charter, no director may serve as a member of the audit and finance committee if he or she serves on the audit committee of more than two other public companies unless our board of directors determines that such simultaneous service would not impair his or her ability to serve effectively on the audit and finance committee. Please see the audit and finance committee’s charter for a description of requirements for its members and its responsibilities.

In reliance on the reviews and discussions referred to below, and exercising our business judgment, the audit and finance committee has recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007, for filing with the SEC. In fulfilling our responsibilities, the audit and finance committee, among other things, has reviewed and discussed the audited financial statements contained in the 2007 Form 10-K with the company’s management and its independent registered public accounting firm.

Management, which is responsible for the financial statements and the reporting process, including the system of internal control, has advised the audit and finance committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. Further, the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, has opined to the shareowners that the audited financial statements conform with such accounting principles. In addition, the audit and finance committee discussed with the independent registered public accounting firm the matters required to be discussed by: Statement on Auditing Standards, AU Section 380 (SAS No. 61), Communication with Audit Committees, as amended; Statement on Auditing Standards, AU Section 722 (SAS 100), Interim Financial Information; and Rule 2-07 of Regulation S-X, Communication with Audit Committees; as well as the auditor’s independence from the company and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Members of the audit and finance committee rely, without independent verification, on the information and representations provided to them by management and on the representations made to them by the independent registered public accounting firm. Accordingly, the oversight provided by the audit and finance committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal control over financial reporting, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or that the audit of the company’s financial statements by the independent registered public accounting firm has been carried out in accordance with auditing standards generally accepted in the United States.

For a detailed listing of the fees billed to the company by its independent registered public accounting firm, Deloitte and Touche LLP for fiscal years 2006 and 2007, see “Ratification of Independent Registered Public Accounting Firm (Proxy Item No. 2)” below.

AUDIT AND FINANCE COMMITTEE
William U. Parfet, Chair
Frank V. AtLee III
John W. Bachmann
C. Steven McMillan
Robert J. Stevens
October 22, 2007

In accordance with the rules of the SEC, the information contained in the “Report of the Audit and Finance Committee” beginning on page 58 shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

____________________

Ratification of Independent Registered Public Accounting Firm (Proxy Item No. 2)

Our audit and finance committee, pursuant to its charter, has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the 2008 fiscal year.

While the audit and finance committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the audit and finance committee and our board are requesting, as a matter of policy, that the shareowners ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The audit and finance committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the audit and finance committee may investigate the reasons for shareowner rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the audit and finance committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareowners or our company.

A formal statement by representatives of Deloitte & Touche LLP is not planned for the annual meeting. However, Deloitte & Touche LLP representatives are expected to be present at the meeting and available to respond to appropriate questions.

During and in connection with the 2007 fiscal year, we engaged Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (which we collectively refer to as “Deloitte”) as our independent registered public accounting firm and to provide other professional services. The table below sets forth an estimate of the fees that we expect to be billed for audit services for the 2007 fiscal year, as well as the fees expected to be billed by Deloitte with respect to audit-related, tax and all other services rendered during that period. In addition, the table sets forth the fees billed by Deloitte for audit, audit-related, tax and all other services during or in connection with the 2006 fiscal year.

Amount Billed
Description of Professional Service	2007 Fiscal Year ($)	2006 Fiscal Year ($)
Audit Fees – professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Form 10-Qs, accounting consultation, consents related to other filings with the SEC, and statutory and regulatory audits required for foreign jurisdictions	$8.6 million	$7.3 million
Audit-Related Fees – assurance and related services that are reasonably related to the performance of the audit or review of financial statements, including employee benefit plan audits, due diligence services in connection with mergers and acquisitions, and attest or audit services that are not required	0.5 million	0.2 million
Tax Fees – professional services for U.S. and foreign tax compliance, such as preparation of tax returns and claims for refund and tax payment and assistance with tax audits and appeals; tax planning, such as assistance with transfer pricing matters; expatriate tax services; and tax advice, such as advice related to mergers and acquisitions and employee benefit plans and requests for rulings or technical advice from taxing authorities	2.3 million	1.9 million
All Other Fees – expatriate assignment services (non-tax related)	0.4 million	0.3 million

The audit and finance committee reviews, considers and ultimately pre-approves, where appropriate, all audit and non-audit engagement services to be performed by our independent registered public accounting firm. The audit and finance committee has a policy providing for the pre-approval of certain “audit services,” “audit-related services,” “tax services” and “all other services” to be provided by the independent registered public accounting firm and audit services to be provided by any other firm. Please see the above chart for a description of these types of services.

Each year in connection with the audit and finance committee’s approval of the audit engagement plan for the following year, management submits to the audit and finance committee a list of services expected to be provided during that fiscal year, as well as related estimated fees. As appropriate, and after obtaining an understanding of the services, the audit and finance committee then pre-approves under its policy the services, and the related estimated fees, to be provided during the next 12 months or until the next audit engagement is approved by the audit and finance committee. If, following the annual pre-approval, it becomes necessary to engage our independent registered public accounting firm for additional services or fees not pre-approved with the annual proposal, or if we need to engage another firm to provide audit services, the audit and finance committee must specifically pre-approve the additional services and related fees. The chair of the audit and finance committee has the delegated authority to pre-approve the provision of additional services and fees not contemplated by these annual pre-approvals and will communicate any such approvals to the full audit and finance committee. In connection with any pre-approval, the audit and finance committee will consider whether such services are consistent with the rules of the SEC and the Public Company Accounting Oversight Board on auditor independence.

All of the “audit services,” “audit-related services,” “tax services” and “all other services” provided by Deloitte during or in connection with the 2007 fiscal year were pre-approved by the audit and finance committee in accordance with the audit and finance committee’s policy.

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR PRINCIPAL INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR OUR 2008 FISCAL YEAR.

____________________

Shareowner Proposals

Certain shareowners have submitted the two proposals set forth below. The following proposals have been carefully considered by our board of directors, which has concluded that their adoption would not be in our best interests or the best interests of our shareowners. For the reasons stated after each proposal, our company’s board recommends a vote “AGAINST” each of the shareowner proposals.

The proposals and supporting statements are presented as received from the shareowners in accordance with SEC rules, and our board of directors and we disclaim any responsibility for their content. All references to “we” in the proposals and supporting statements are references to the proponents and not our other shareowners, us or our board of directors. We will furnish, orally or in writing as requested, the names, addresses and claimed share ownership positions of the proponents of these shareowner proposals promptly upon written or oral request directed to the Secretary, David F. Snively, at 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167.

Information regarding the inclusion of proposals in the proxy statement for our 2009 annual meeting of shareowners can be found on page 65 under “Other Matters – Shareowner Proposals.”

____________________

Shareowner Proposal One (Proxy Item No. 3)

SEPARATE CEO & CHAIR
Monsanto

By: Dominican Sisters of Hope, General Board of Pension and Health Benefits of the United Methodist Church, Mercy Investment Program, St. Mary’s Institute of O’Fallon, School Sisters of Notre Dame, Sinsinawa Dominicans, Inc., Sisters of Charity of Cincinnati, Sisters of Charity of the Incarnate Word, Sisters of Mercy, Regional Community of Detroit Charitable Trust, Sisters of Mercy St. Louis Regional Community, Sisters of Saint Francis, and Sisters of St. Joseph of Carondelet, St. Louis Province.

RESOLVED: The shareholders of Monsanto request that the Board of Directors establish a policy of, whenever possible, separating the roles of Chairperson and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2008 shareholder meeting.

Supporting Statement

The principle of the separation of the roles of Chairperson and Chief Executive Officer is a basic element of sound corporate governance practice. The primary purpose of the Board of Directors is to protect shareholder’s interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.

Given these different roles and responsibilities, we believe:

  an independent Board Chair - separated from the CEO - is the preferable form of corporate governance.
  it is the role of the Chief Executive Officer and management to run the business of the company.
  an independent Chair and vigorous Board will bring greater focus to ethical imperatives, and be better able to forge solutions for shareholders and consumers.
  separating the roles of Chair and CEO at Monsanto would result in greater independence and accountability which would allow the company to have greater focus and thereby better address issues of environmental and health impacts of the company’s products.

The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

A number of respected institutions recommend such separation. CalPER’s Corporate Core Principles and Guidelines state: “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

An independent board structure will also help the board address policy issues and other complex issues facing our company, among them:

  reputational risk associated with Monsanto’s products;
  the concern of the investment community with possible “off-balance sheet” liabilities, such as those associated with products that may be harmful to human health and the environment and which could impact long-term shareholder value;
  court rulings banning the planting of Monsanto products (Washington Post 5/4/07 on ruling on herbicide tolerant alfalfa);
  disputes, within the United States and internationally, regarding the company’s patent rights claims (Memphis Commercial Appeal 3/04/07);
  disputes regarding Monsanto’s advertising claims regarding its products (Mail & Guardian 6/21/07).

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.

____________________

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING
PROPOSAL FOR THE FOLLOWING REASONS:

Our board continues to believe that retaining a flexible approach to board governance will best serve the interest of our shareowners rather than mandating a particular leadership structure. The Board believes that it is important that it maintain an appropriate degree of discretion to determine if and when the company will be best served by a chairman who acts in a dual role as chief executive officer and what other leadership arrangements on the Board will enhance its ability to perform. Our current chairman and chief executive officer, Hugh Grant, has served with distinction, as proven by our performance under his leadership. In addition, our Presiding Director, Robert J. Stevens, performs a significant role in the governance of the Board, as outlined below. In those positions, they offer the members of the Board effective leadership, which serves our shareowners well.

Role of the Presiding Director. Mr. Stevens is an independent director who has been elected Presiding Director by the independent directors. In his role as Presiding Director, Mr. Stevens:

  Presides at all meetings of the board at which the chairman is not present;
  Presides at executive sessions of the independent directors;
  Has the authority to call meetings of the board or meetings of the independent directors;
  Approves information sent to the board, meeting agendas for the board and meeting schedules to assure that there is sufficient time for discussion of all agenda items;
  Serves as the liaison between the chairman and the independent directors;
  Is a member of the board’s executive committee;
  May be contacted directly by shareowners as described on page 6 of the proxy statement;
  Is available to consult with the chairman and chief executive officer about the concerns of the board; and
  Is available to consult with any of the senior executives of the company as to any concerns that executives might have.

Monsanto’s board is structured to promote independence. All of our directors, except our current chairman and chief executive officer, are independent directors, which is substantially above the majority of independent directors mandated by the New York Stock Exchange. The company’s audit and finance committee, people and compensation committee and nominating and corporate governance committee are composed solely of independent directors. Committee chairs approve agendas and materials for their committee meetings. Non-management directors meet in executive sessions that are not attended by management in conjunction with each regular board meeting. Each director is an equal participant in decisions made by the full board, and the Presiding Director and the other independent directors communicate regularly with the chief executive officer regarding appropriate board agenda topics and other board-related matters.

Monsanto has established strong and effective corporate governance and board communication practices. The company has established corporate governance guidelines that are posted on our corporate website at www. monsanto.com. These policies and procedures set out in detail the board’s and its committees’ practices so that shareowners have a transparent view as to how Monsanto’s board works. As described on page 6, the company has also established procedures that allow shareowners and third-parties to easily communicate directly with our directors by mail and e-mail.

Monsanto’s board is focused on the company’s corporate governance practices and will continue to reevaluate its policies on an ongoing basis. As part of the board’s ongoing evaluation of its corporate governance practices, the board addressed the role of the Presiding Director when it amended the company’s Bylaws and Board Charter in 2006. In June 2007, the board amended the company’s Bylaws to provide for majority voting for the election of directors in uncontested elections. The board will continue to reexamine its policies on an ongoing basis to ensure that its corporate governance sufficiently meets the company’s needs.

In view of the company’s highly independent board, our strong corporate governance practices and the role of our independent Presiding Director, Monsanto’s board believes that the shareowner proposal is unnecessary and would not strengthen the board’s independence or oversight functions. We believe shareowners interests are best served by maintaining the board’s flexibility to decide the appropriate leadership of the board under the prevailing circumstances.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “AGAINST” THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED
IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.
____________________

Shareowner Proposal Two (Proxy Item No. 4)

By: John C. Harrington of Harrington Investments, Inc.

Amendment to Corporate By-laws Limiting Indemnification

Resolved: Shareholders amend the by-laws, in compliance with applicable law, the Certificate of Incorporation, and with these Bylaws, inserting a new section, as follows:

Section 59h. Notwithstanding other provisions of these Bylaws, the Company shall not indemnify any director for any liability resulting from alleged harm to the natural environment, public health or human rights incurred in his or her capacity as a director, except to the extent such indemnification is required by Delaware Law. The provision, consistent with Section 59g, shall not adversely affect any right or protection of a director existing with respect to any act or omission occurring prior to or at the time of enactment of this provision, and any change in indemnity limits pursuant to this provision shall only be applied to an individual director upon subsequent establishment or renewal of his or her directorship. In the event of a conflict between this provision and other corporate governance documents, applicability shall be determined pursuant to Delaware Law.

Supporting Statement

It is the intent of proponents to ensure that, to the fullest extent allowed by Delaware law, a director will not be indemnified by the Company if such director breaches fiduciary duties to the corporation in relation to alleged harms to the natural environment, public health or human rights.

____________________

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING
PROPOSAL FOR THE FOLLOWING REASONS:

The level of indemnification provided in our Bylaws is authorized under Delaware law. Our Bylaws provide mandatory indemnification of our directors to the fullest extent permitted by Delaware law. Under Delaware law and our Bylaws, in order to be entitled to indemnification, a director must have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Board believes that this policy properly balances the responsibilities of directors with the need to protect them from the risks of liability.

The proposed Bylaw would make it difficult for directors to exercise their business judgment with respect to matters relating to the natural environment, public health or human rights. The proposed Bylaw would prevent our company from indemnifying a director for liabilities that allege harm to the natural environment, public health or human rights unless the director is successful in defending against such claim, action, suit or proceeding. Under the proposed Bylaw, potential plaintiffs would simply have to assert a claim against a director and some connection to the natural environment, public health or human rights to involve our directors in potentially lengthy, costly and risky litigation. Increased legal action would likely distract the directors subject to such claims, increase legal costs for our company, and make it more difficult and risky for our company to take actions that might be associated with these matters.

The proposed Bylaw would be difficult to interpret and implement with any reasonable certainty. As previously noted, the proposed Bylaw would prevent our company from indemnifying a director for liabilities relating to the natural environment, public health or human rights, unless the director is successful in defending against such claim, action, suit or proceeding. However, no guidance is provided as to the meaning or application of these terms, and each of these concepts is inherently broad and subject to multiple and differing interpretations. In light of the nature of Monsanto’s business, this imprecision would make it particularly difficult for our company to determine whether indemnification would be permitted in connection with any particular claim, action, suit or proceeding. This imprecision could potentially subject Monsanto to multiple challenges by shareowners seeking to enforce the Bylaw provision to advance their own views, standards or agendas.

To attract and retain qualified candidates, Monsanto must provide Board members with reasonable protections against liability that are consistent with those provided by other public companies. Indemnification provisions similar or identical to those currently in place at Monsanto are commonplace among the large public companies with which Monsanto competes for qualified director candidates, and these provisions do not generally contain exceptions like those called for in the shareowner proposal. The frequency of litigation against corporate directors, the expense involved in defending against these lawsuits (whether or not they have any merit), and the uncertainty of the outcome of any such litigation, all make the possibility of personal liability a serious concern for corporate directors. The Board believes that Monsanto will best be able to attract and retain qualified directors if it provides them with appropriate indemnification against liability for actions taken in their capacity as directors.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“AGAINST” THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL
IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.
____________________

Other Matters

     Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires all company executive officers, directors, and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us or filed with the SEC and on written representations from reporting persons, we believe that all such persons complied with all applicable filing requirements during our 2007 fiscal year, except that Mr. Harper filed a late Form 4 reporting one transaction.

   Shareowner Proposals

        Proposals Included in Proxy Statement

Proposals of our shareowners that are intended to be presented by such shareowners at our 2009 annual meeting and that shareowners desire to have included in our proxy materials relating to such meeting must be received by us at our principal executive offices no later than 5:00 p.m., Central Time, August 7, 2008, which is 120 calendar days prior to the anniversary of this year’s mailing date. The proposal, including any accompanying supporting statement, may not exceed 500 words. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

        Proposals Not Included in the Proxy Statement

If a shareowner wishes to present a proposal at our annual meeting in the year 2009 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareowner must give advance written notice to us prior to the deadline for such meeting determined in accordance with our bylaws. In general, our bylaws provide that such notice should be addressed to the Secretary and be received at our Creve Coeur Campus no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of our 2009 annual meeting, such notice must be received not later than October 18, 2008 and not earlier than September 18, 2008. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Our bylaws set out specific requirements that such written notices must satisfy. Any shareowner filing a written notice of nomination for director must describe various matters regarding the nominee and the shareowner, including such information as name, address, occupation and shares held. Any shareowner filing a notice to bring other business before a shareowner meeting must include in such notice, among other things, the text of the proposal or business and the reasons therefore, and other specified matters.

Our bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:

  complete and return a written questionnaire with respect to the background and qualification of the nominees and the background of any other person or entity on whose behalf the nomination is being made; and
  provide a written representation and agreement that the nominee:

  will abide by the advance resignation requirements of our bylaws in connection with director elections;
  is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Committment”) that has not been disclosed to us or (2) any Voting Committment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;
  is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and
  would be in compliance if elected as a director and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Copies of those requirements will be forwarded to any shareowner upon written request.

     Electronic Access to Proxy Materials and Annual Report

Shareowners may view this proxy statement and our 2007 Annual Report to Shareowners over the Internet by accessing our website at http://www.monsanto.com and clicking on the “Investor Information” tab and then clicking on the “Presentations and Financial Reports” tab. Information on our website does not constitute part of this proxy statement.

In addition, most shareowners can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareowner of record, you can choose this option and save us the cost of producing and mailing these documents by following the instructions on the enclosed proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you hold your shares through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to receive future proxy statements and annual reports over the Internet.

     Other Information

Our board of directors knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a shareowner proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as our board of directors may recommend, unless, prior to the meeting, the board has eliminated that directorship by reducing the size of the board. The board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

We will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Our directors, officers or employees may solicit proxies on our behalf. We have engaged Morrow & Co., Inc. to assist us in the solicitation of proxies. We expect to pay Morrow approximately $10,000 for these services plus expenses. In addition, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

You are urged to vote promptly by marking, signing, dating, and returning your proxy card or by voting by telephone or over the Internet. You may revoke your proxy at any time before it is voted; and if you attend the meeting, as we hope you will, you may vote your shares in person.

By Order of the Board of Directors, MONSANTO COMPANY

DAVID F. SNIVELY Secretary

December 5, 2007

APPENDIX A

INFORMATION REGARDING OUR FORMATION

Prior to Sept. 1, 1997, a corporation that was then known as Monsanto Company (Former Monsanto) operated an agricultural products business (the Ag Business), pharmaceuticals and nutrition business (the Pharmaceuticals Business) and a chemical products business (the Chemicals Business). Former Monsanto is today known as Pharmacia. Pharmacia is now a wholly owned subsidiary of Pfizer Inc., which together with its subsidiaries operates the Pharmaceuticals Business. Our business consists of the operations, assets and liabilities that were previously the Ag Business. Solutia comprises the operations, assets and liabilities that were previously the Chemicals Business. The following table sets forth a chronology of events that resulted in the formation of Monsanto, Pharmacia and Solutia as three separate and distinct corporations. For more information regarding the relationships between Monsanto, Pharmacia, Pfizer and Solutia, please see our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at http://www.monsanto.com.

Date of Event	Description of Event
Sept. 1, 1997
  Pharmacia (then known as Monsanto Company) entered into a Distribution Agreement with Solutia related to the transfer of the operations, assets and liabilities of the Chemical Business from Pharmacia (then known as Monsanto Company) to Solutia.
  Pursuant to the Distribution Agreement, Solutia assumed and agreed to indemnify Pharmacia (then known as Monsanto Company) for certain liabilities related to the Chemicals Business.

Dec. 19, 1999	Pharmacia (then known as Monsanto Company) entered into an agreement with Pharmacia & Upjohn, Inc. (PNU) relating to a merger (the Merger).
Feb. 9, 2000	We were incorporated in Delaware as a wholly owned subsidiary of Pharmacia (then known as Monsanto Company) under the name “Monsanto Ag Company.”
March 31, 2000
  Effective date of the Merger.
  In connection with the Merger, (1) PNU became a wholly owned subsidiary of Pharmacia (then known as Monsanto Company); (2) Pharmacia (then known as Monsanto Company) changed its name from “Monsanto Company” to “Pharmacia Corporation”; and (3) we changed our name from “Monsanto Ag Company” to “Monsanto Company.”

Sept. 1, 2000
  We entered into a Separation Agreement with Pharmacia related to the transfer of the operations, assets and liabilities of the Ag Business from Pharmacia to us.
  Pursuant to the Separation Agreement, we were required to indemnify Pharmacia for any liabilities primarily related to the Ag Business or the Chemicals Business, and for liabilities assumed by Solutia pursuant to the Sept. 1, 1997 Distribution Agreement, to the extent that Solutia fails to pay, perform or discharge those liabilities.

Oct. 23, 2000	We completed an initial public offering in which we sold approximately 15 percent of the shares of our common stock to the public. Pharmacia continued to own 85% of our common stock.
July 1, 2002
  Pharmacia, Solutia and we amended the Sept. 1, 1997, Distribution Agreement to provide that Solutia will indemnify us for the same liabilities for which it had agreed to indemnify Pharmacia and to clarify the parties’ rights and obligations.
  Pharmacia and we amended the Sept. 1, 2000 Separation Agreement to clarify our respective rights and obligations relating to our indemnification obligations.

Aug. 13, 2002
  Pharmacia distributed the shares of our common stock that it owned to its shareowners via a tax-free stock dividend (the Monsanto Spinoff).
  As a result of the Monsanto Spinoff, Pharmacia no longer owns any equity interest in Monsanto.

April 16, 2003	Pursuant to a merger transaction, Pharmacia became a wholly owned subsidiary of Pfizer.

A-1

APPENDIX B

BOARD OF DIRECTORS INDEPENDENCE STANDARDS

ATTACHMENT A
to

BOARD OF DIRECTORS’ CHARTER
AND CORPORATE GOVERNANCE GUIDELINES

INDEPENDENCE STANDARDS

     An independent Director is one whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has adopted the following categorical standards to assist it in the determination of each Director’s independence. The Board of Directors will determine the independence of any Director with a relationship to the Company that is not covered by these standards and the Company will disclose the basis of such determinations and the identity of all directors who have been determined to be independent in the Company’s annual proxy statements.

     A Director will be presumed to be independent if the Director:

     1) Has not been an employee of the Company for at least three years, other than in the capacity as a former interim Chairman, Chief Executive Officer or other executive officer;

     2) Has not, within the past three years, worked on the Company’s audit as a partner or employee of a firm that is the Company’s internal or external auditor, and is not a current partner or employee of such a firm;

     3) Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

     4) Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home) who did not satisfy the foregoing criteria; provided, however, that, with respect to the employment criteria, such Director’s immediate family member may (i) serve or have served as an employee other than a partner in a firm that is the Company’s internal or external auditor, unless such family member has participated in the firm’s audit, assurance or tax compliance (other than tax planning) practice within the past three years, or personally worked on the Company’s audit during that time; and (ii) serve or have served as an employee but not as an executive officer of the Company during such period.

     5) Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors or any committee of the Board or pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service); provided, however, that neither compensation received by a Director for former service as an interim Chairman or CEO or other executive officer nor compensation received by a Director’s immediate family member for service as a non-executive employee shall be considered in determining independence;

     6) Is not a current executive officer or employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in any of the last three fiscal years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues as measured against the most recent completed fiscal year.

     7) Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which charitable contributions from the Company and its respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of such charitable organization’s consolidated gross revenues, in any single of the last three fiscal years, unless the Company discloses all contributions made to the recipient organization in its annual proxy statement; and

B-1

     8) Does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years.

     In addition to the foregoing, in order to be considered independent for purposes of serving on the Company’s Audit and Finance Committee, a member of the Audit and Finance Committee may not, other than in his or her capacity as a member of the Audit and Finance Committee, the Board of Directors, or any other Board committee:

     1) Accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company, other than in the Director’s capacity as a director or committee member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; or

     2) Be an “affiliated person” of the Company or any subsidiary of the Company, as such term is defined by the Securities and Exchange Commission.

B-2

APPENDIX C

BOARD OF DIRECTORS DESIRABLE CHARACTERISTICS OF DIRECTORS

ATTACHMENT B
to

BOARD OF DIRECTORS’ CHARTER
AND CORPORATE GOVERNANCE GUIDELINES

DESIRABLE CHARACTERISTICS OF DIRECTORS

1. Personal Characteristics
Integrity and Accountability:	High ethical standards, integrity and strength of character in his or her personal and professional dealings and a willingness to act on and be accountable for his or her decisions.
Informed Judgment:	Demonstrate intelligence, wisdom and thoughtfulness in decision-making. Demonstrate a willingness to thoroughly discuss issues, ask questions, express reservations and voice dissent.
Financial Literacy:	An ability to read and understand balance sheets, income and cash flow statements. Understand financial ratios and other indices for evaluating Company performance.
Mature Confidence:	Assertive, responsible and supportive in dealing with others. Respect for others, openness to others’ opinions and the willingness to listen.
High Standards:	History of achievements that reflect high standards for himself or herself and others.

2. Core Competencies[1]
Accounting and Finance:	Experience in financial accounting and corporate finance, especially with respect to trends in debt and equity markets. Familiarity with internal financial controls.
Business Judgment:	Record of making good business decisions and evidence that duties as a Director will be discharged in good faith and in a manner that is in the best interests of the Company.
Management:	Experience in corporate management. Understand management trends in general and in the areas in which the Company conducts its business.
Crisis Response:	Ability and time to perform during periods of both short-term and prolonged crisis.
Industry/Technology:	Unique experience and skills in an area in which the Company conducts its business, including science, manufacturing and technology relevant to the Company.
International Markets:	Experience in global markets, international issues and foreign business practices.
Leadership:	Understand and possess skills and have a history of motivating high-performing, talented managers.
Strategy and Vision:	Skills and capacity to provide strategic insight and direction by encouraging innovations, conceptualizing key trends, evaluating strategic decisions, and challenging the Company to sharpen its vision.
____________________

	The Board as a whole needs the core competencies represented by at least several directors.

C-1

3. Commitment to the Company
Time and Effort:

Willing to commit the time and energy necessary to satisfy the requirements of Board and Board Committee membership. Expected to attend and participate in all Board meetings and Board Committee meetings in which they are a member. Encouraged to attend all annual meetings of shareholders. A willingness to rigorously prepare prior to each meeting and actively participate in the meeting. Willingness to make himself or herself available to management upon request to provide advice and counsel.

Awareness and Ongoing Education:

Possess, or be willing to develop, a broad knowledge of both critical issues affecting the Company (including industry-, technology- and market-specific information), and director’s roles and responsibilities (including the general legal principles that guide board members).

Other Commitments:

In light of other existing commitments, ability to perform adequately as a Director, including preparation for and attendance at Board meetings and annual meetings of the shareholders, and a willingness to do so.

Stock Ownership:

Pursuant to the Monsanto Company Executive and Director Stock Ownership Requirements, if a non-employee director owns less than 10,000 shares or share equivalents of the Company’s common stock, the director is required to retain a specified portion of the shares of Company stock received as the result of exercising a stock option or pursuant to a restricted stock grant or other equity-based award granted under the Company’s long term incentive plans until the applicable stock ownership requirement is met. The required retention is net of the number of shares equal in value to the tax obligations with respect to the award, assuming such taxes are paid at the highest marginal rate. The retention percentage is 75% if a director owns or beneficially owns less than 5,000 shares of Company common stock and 50% if a director owns or beneficially owns more than 5,000 but less than 10,000 shares of Company common stock.

4. Team and Company Considerations
Balancing the Board:	Contributes talent, skills and experience that the Board needs as a team to supplement existing resources and provide talent for future needs.
Diversity:	Contributes to the Board in a way that can enhance perspective and experiences through diversity in gender, ethnic background, geographic origin, and professional experience (public, private, and non-profit sectors). Nomination of a candidate should not be based solely on these factors.

C-2

I-270
I-70
Lambert Int'l Airport
St. Charles Rock Rd.
Lindbergh
Dorsett
Page
170
Craig
K
Olive
Monsanto (West)
Monsanto (East)
Ladue
Hanley
Forest Park
Broadway
US-40
I-64
Clayton
I-270
Manchester
I-44
Lindbergh
Big Bend
Meramec River
I-55
St. Hwy 141
Mississippi River
I-255
I-55

Directions from downtown St. Louis:

Take Interstate 64/Highway 40 west to I-170 north. Take I-170 north about 3 miles to the Olive Boulevard exit. Turn left and follow Olive approximately 3 miles to Old Olive Street Road. Turn left and immediately left again into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building K.

Directions from St. Louis International Airport (Lambert):

Take Interstate 70 west to Lindbergh Boulevard south. Take Lindbergh Boulevard south about 6 miles to Olive Boulevard west exit. Follow Olive to the first traffic light. Proceed directly across the intersection and then immediately turn left into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building K.

Notice of Annual Meeting
of Shareowners
and Proxy Statement

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF MONSANTO COMPANY

     The undersigned hereby appoints Hugh Grant and David F. Snively, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monsanto Company common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held January 16, 2008 or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

     THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER ITEM 1, FOR ITEM 2, AGAINST ITEMS 3 AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

ADMISSION TICKET

MONSANTO COMPANY

Annual Meeting of Shareowners
January 16, 2008
1:30 p.m. Central Standard Time
800 N. Lindbergh Blvd.
K Building
Creve Coeur, Missouri 63167

Please present this admission ticket and photo identification for the shareowner named on the front of this card for admittance to the annual meeting. For security purposes, bags and purses will be subject to search at the door. Seating at the meeting will be limited and admittance will be based on space availability.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST items 3 and 4.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

							FOR	AGAINST	ABSTAIN
ITEM 1 -	ELECTION OF DIRECTOR NOMINEES:				ITEM 2 -	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

To be elected for terms expiring in 2011:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01 John W. Bachmann		☐	☐	☐	ITEM 3 -	SHAREOWNER PROPOSAL ONE	☐	☐	☐

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
02 William U. Parfet		☐	☐	☐	ITEM 4 -	SHAREOWNER PROPOSAL TWO	☐	☐	☐

		FOR	AGAINST	ABSTAIN				WILL ATTEND
03 George H. Poste, Ph.D., D.V.M.		☐	☐	☐	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box			☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲FOLD AND DETACH HERE▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mon Use the internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.monsanto.com